     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                KOZMO.COM, INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                  5961                                 13-3956223
   (State or other jurisdiction of           (Primary Standard Industrial        (I.R.S. Employer Identification No.)
    incorporation or organization            Classification Code Number)

                            ------------------------

                         80 BROAD STREET, 18(TH) FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 797-1330
   (Address and telephone number of Registrant's principal executive offices)
                         ------------------------------

                                 GERARDO BURDO
                            CHIEF FINANCIAL OFFICER
                                KOZMO.COM, INC.
                         80 BROAD STREET, 18(TH) FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 797-1330
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

       RICHARD B. VILSOET, ESQ.                  STEPHEN H. COOPER, ESQ.
        SPENCER D. KLEIN, ESQ.                 WEIL, GOTSHAL & MANAGES LLP
          SHEARMAN & STERLING                       767 FIFTH AVENUE
         599 LEXINGTON AVENUE                   NEW YORK, NEW YORK 10153
       NEW YORK, NEW YORK 10022                      (212) 310-8000
            (212) 848-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
     TITLE OF EACH CLASS OF            AMOUNT TO BE           OFFERING PRICE            AGGREGATE              REGISTRATION
  SECURITIES TO BE REGISTERED         REGISTERED (1)          PER SHARE (2)         OFFERING PRICE (2)             FEE
Common Stock, par value
  $0.001 per share..............                                    $                  $150,000,000              $39,600

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 21, 2000

                                       Shares

                                     [Logo]

                                  Common Stock

                                  -----------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $
and $           per share. We expect to list our common stock on The Nasdaq
Stock Market's National Market under the symbol "KZMO".

    The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                                   Underwriting
                                                                   Discounts and         Proceeds to
                                             Price to Public        Commissions             Kozmo
                                           -------------------  -------------------  -------------------
    Per Share............................  $                    $                    $
    Total................................  $                    $                    $

    Delivery of the shares of common stock will be made on or about       ,
2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                Salomon Smith Barney

                                 U.S. Bancorp Piper Jaffray

                  The date of this prospectus is       , 2000.

[A color image of the Kozmo.com home page with explanatory text describing the various features of the home page, indicating how the site is organized and highlighting features such as the "buy" and "rent" buttons.]

                                 --------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................      1
RISK FACTORS..........................      6
FORWARD-LOOKING STATEMENTS............     16
USE OF PROCEEDS.......................     17
DIVIDEND POLICY.......................     17
CAPITALIZATION........................     18
DILUTION..............................     20
SELECTED FINANCIAL DATA...............     22
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     23
BUSINESS..............................     29
MANAGEMENT............................     40

                                        PAGE
                                        ----

PRINCIPAL STOCKHOLDERS................     49
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................     52
DESCRIPTION OF CAPITAL STOCK..........     55
SHARES ELIGIBLE FOR FUTURE SALE.......     57
UNDERWRITING..........................     59
NOTICE TO CANADIAN RESIDENTS..........     62
LEGAL MATTERS.........................     63
EXPERTS...............................     63
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................     63
INDEX TO FINANCIAL STATEMENTS.........    F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL       , 2000 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION THAT IS DESCRIBED IN MORE DETAIL IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE RISKS INVOLVED IN YOUR INVESTMENT DECISION, YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS AND OUR FINANCIAL STATEMENTS, AND THE DOCUMENTS TO WHICH WE REFER YOU. IN THIS PROSPECTUS, "KOZMO," "WE," "US" AND "OUR" REFER TO KOZMO.COM, INC.

                                KOZMO.COM, INC.

    We enable consumers to order a variety of entertainment, food and convenience products over the Internet for free delivery in under one hour. Our promise of under one hour delivery is designed to satisfy a consumer's desire for immediate gratification. We focus on selling frequently purchased, high margin items with well-known brand names. Additionally, we recently initiated a business-to-business service to enable select retailers to provide their customers with an expedited delivery option on a fee-for-service basis through our distribution networks.

    We believe that our first mover advantage and the quality of our service have allowed and will continue to allow us to increase our customer base and build our brand name as we enter new geographic markets. We currently offer our service in the New York City, Seattle, San Francisco, Boston, Washington, D.C. and Los Angeles markets. By the end of 2000, we intend to enter at least ten additional markets. In 1999, the number of customers registered on our web site grew at a compounded monthly rate of approximately 30%.

    We serve each of our markets from one or more distribution centers. Our distribution centers are approximately 10,000 square feet in size and are located primarily in low-rent areas with access to key thoroughfares. The size of our typical distribution center provides capacity to expand our product offerings in our existing markets. Our business model enables us to quickly establish operations in a new market with a moderate capital expenditure and is designed to eliminate the high lease expense, build-out cost and inventory requirements normally associated with having multiple retail locations in a single market.

    Traditionally, consumers have relied on storefront and catalog retailers to satisfy many of their purchasing needs and only recently have been turning to the Internet in increasing numbers. In-store shopping, although offering the opportunity for immediate receipt of a purchased item, can be frustrating and time consuming and may require consumers to travel to a variety of stores for different products with no assurance that an item will be in stock. Although catalog shopping is more convenient than in-store shopping and typically provides a greater product selection, the delay in the receipt of a purchased item is frustrating to many consumers.

    Our solution combines the convenience, time savings, product information and personalization of catalog and Internet shopping with the immediate gratification of in-store shopping. Our distribution network within each of our markets also allows select retailers to offer their customers an expedited delivery option. The key components of our solution include:

    - CONVENIENCE. Our under one hour free delivery capability provides consumers with prompt receipt of a broad selection of goods without the inconvenience of in-store shopping or the delivery delay associated with catalog shopping and most Internet shopping.

    - USER-FRIENDLY WEB SITE. Our web site is easy to navigate and provides consumers with useful product information and helpful third party reviews and the opportunity to personalize product offerings.

    - LARGE SELECTION OF HIGH QUALITY PRODUCTS. We offer a broad range of entertainment, food and convenience products, which consist primarily of well-known national and local brands.

    - QUALITY CUSTOMER SERVICE. We provide superior customer service through our delivery staff, online help desk and toll-free customer service number.

    - EFFICIENT LOGISTICS PROCESSES. Our advanced logistics management system simplifies product and order handling and enables us to efficiently organize and execute deliveries.

    - LOW COST DISTRIBUTION MODEL. The start-up and operating costs of our distribution centers are significantly lower than those that would be incurred by other retailers to service the same geographic market. As we add new product lines, we believe that our average order size will increase and that we will generate additional orders within each area, thereby increasing delivery density.

GROWTH STRATEGY

    Our growth strategy has two objectives: to be the leading online provider of entertainment, food and convenience products with free delivery in under one hour, and to further enhance the usage of our distribution infrastructure by providing select retailers an expedited delivery option. To accomplish these objectives, we intend to:

    - EXPAND INTO NEW GEOGRAPHIC MARKETS;

    - EXPLOIT OUR RAPID DELIVERY INFRASTRUCTURE FOR BUSINESS-TO-BUSINESS TRANSACTIONS;

    - BUILD THE KOZMO BRAND;

    - BUILD A LOYAL CUSTOMER BASE; AND

    - ESTABLISH STRATEGIC RELATIONSHIPS WITH KEY VENDORS AND OTHER RETAILERS AND SERVICE PROVIDERS.

    We were incorporated in New York in April 1997 and reincorporated in Delaware in August 1999. Our principal executive offices are located at 80 Broad Street, New York, New York 10004, and our telephone number is (212) 797-1330. Our web site address is http://www.kozmo.com. Information on our web site does not constitute part of this prospectus.

    We have applied for federal trademark registration of Kozmo.com-TM-, Kozmo-TM-, the Kozmo.com logo and our slogans "We'll Be Right Over-TM-," "From the Internet to Your Door in Under One Hour-TM-," "From the Internet to Your Desk in Under One Hour-TM-" and "From the Internet to Your Dorm in Under One Hour-TM-." This prospectus also contains other trademarks, service marks and trade names that are the property of their respective owners.

                                  THE OFFERING

Common stock offered.........................  shares

Common stock to be outstanding after this
  offering...................................  shares

Use of proceeds..............................  General corporate purposes, including capital expenditures and working capital.

Proposed Nasdaq National Market symbol.......  KZMO

    The number of shares of common stock to be outstanding after this offering includes 66,760,203 shares of common stock issuable upon the automatic conversion of our outstanding convertible preferred stock upon the completion of this offering, including 22,644,167 shares issuable upon conversion of our Series E and F convertible preferred stock issued after December 31, 1999.

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999 and excludes:

    - 19,577,433 shares of common stock reserved for issuance upon the conversion of our convertible preferred stock issuable pursuant to warrants, at a weighted average exercise price of $5.54 per share, and the automatic conversion of such preferred stock, on a one-for-one basis, into shares of common stock, including 11,371,821 shares of common stock issuable pursuant to warrants issued after December 31, 1999;

    - 63,240 shares of common stock issuable upon the exercise of warrants, at a weighted average exercise price of $1.58 per share, including
      13,240 shares issuable pursuant to warrants issued after December 31, 1999; and

    - 13,738,329 shares of common stock reserved for issuance under our stock option plans.

    Except as otherwise indicated, all information in this prospectus assumes the underwriters have not exercised their over-allotment option.

                             SUMMARY FINANCIAL DATA

                                                       PERIOD FROM
                                                      APRIL 17, 1997
                                                      (INCEPTION) TO        YEAR ENDED DECEMBER 31,
                                                       DECEMBER 31,       ----------------------------
                                                           1997              1998             1999
                                                      --------------      -----------      -----------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..........................................   $        --        $       155      $     3,509
  Costs of revenues.................................            --                 35            1,997
                                                       -----------        -----------      -----------
  Gross profit......................................            --                120            1,512
  Loss from operations..............................          (118)              (813)         (26,529)
  Net loss..........................................          (118)              (813)         (26,370)
  Net loss attributable to common stockholders......          (123)              (868)         (28,959)

  Basic and diluted net loss per common share.......   $     (0.01)       $     (0.08)     $     (2.79)
                                                       ===========        ===========      ===========
  Weighted-average shares used in computing basic
    and diluted net loss per common share...........    10,182,000         10,350,000       10,362,192
                                                       ===========        ===========      ===========
  Pro forma basic and diluted net loss per common
    share...........................................                                       $     (1.29)
                                                                                           ===========
  Weighted-average shares used in computing pro
    forma basic and diluted net loss per common
    share...........................................                                        22,430,968
                                                                                           ===========

                                                                         DECEMBER 31, 1999
                                                              ----------------------------------------
                                                                                            PRO FORMA
                                                               ACTUAL       PRO FORMA      AS ADJUSTED
                                                              --------      ---------      -----------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $88,867       $202,475
  Working capital...........................................   78,378        201,986
  Total assets..............................................  102,998        286,082
  Stockholders' equity......................................   88,540        271,624

    The pro forma balance sheet data summarized above gives effect to:

       - the issuance in January 2000 of 7,338,986 shares of Series E convertible preferred stock for net cash proceeds of $32.0 million and $382,000 of credits against future advertising costs;

       - the issuance in March 2000 of 11,333,250 shares of Series F convertible preferred stock for net cash proceeds of $81.6 million;

       - the issuance in March 2000 of 1,323,977 shares of Series F convertible preferred stock, valued at $10.0 million, in connection with the execution of a letter agreement with Columbia TriStar Home Video, Inc;

       - the issuance in March 2000 of 1,323,977 shares of Series F convertible preferred stock, valued at $10.0 million, in connection with the execution of a license agreement with Warner Home Video;

       - the issuance in March 2000 of 1,323,977 shares of Series F convertible preferred stock in exchange for $10.0 million of common stock of a publicly traded company;

       - the issuance in March 2000 of a warrant to purchase 8,650,000 shares of Series E convertible preferred stock, valued at $35.7 million, in connection with the execution of a supply and delivery agreement with Amazon.com LLC;

       - the issuance in March 2000 of a warrant to purchase 2,699,145 shares of Series F convertible preferred stock, valued at $3.8 million, in connection with the execution of a service licensing and distribution agreement with Ticketmaster Online--CitySearch, Inc.; and

       - the automatic conversion of our outstanding convertible preferred stock (including 44,116,036 shares of preferred stock outstanding as of December 31, 1999 and 22,644,167 shares issued subsequent to December 31, 1999), on a one-for-one basis, into an aggregate of 66,760,203 shares of common stock upon the completion of this offering.

    The pro forma as adjusted balance sheet data summarized above gives effect
to the issuance and sale of       shares of our common stock in this offering at
an assumed initial public offering price of $      per share, and our receipt of
the estimated net proceeds of that sale, after deducting the underwriting discounts and commissions and our estimated offering expenses.

    See the notes to our financial statements for the computation of the shares used in computing pro forma basic and diluted net loss per common share.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, IN WHICH CASE YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT. IN ADDRESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SUBSTANTIAL LOSSES AND ANTICIPATE CONTINUED LOSSES AND NEGATIVE
  CASH FLOW

    We have incurred substantial net losses and have had negative cash flow since our inception. As of December 31, 1999, we had an accumulated deficit of $27.3 million. We incurred net losses of approximately $813,000 in 1998 and $26.4 million in 1999. We will continue to incur operating and net losses and to have negative cash flow for the foreseeable future. We expect that the rate at which we will incur those losses and have negative cash flow will increase significantly from current levels as we:

    - enter new markets and expand our operations in existing markets;

    - build-out and equip new distribution centers;

    - increase the number of personnel employed at existing and future distribution centers;

    - continue to develop our web site, distribution networks and delivery infrastructure; and

    - pursue brand development, marketing and other promotional activities.

WE HAVE A LIMITED HISTORY OF OPERATIONS AND OPERATE IN A NEW AND RAPIDLY EVOLVING MARKET, WHICH MAKES OUR BUSINESS AND PROSPECTS DIFFICULT TO EVALUATE

    We were founded in April 1997 and began operations in March 1998. Our limited operating history makes an evaluation of our business and prospects very difficult. With such a limited operating history, our past results do not provide a meaningful basis for evaluating an investment in our common stock, and you should not rely on them as indicators of our future performance. You should consider our business and prospects in light of the risks, expenses and difficulties that we have encountered and will continue to encounter as an early stage Internet company, including:

    - our need to continue to develop and adjust our business model;

    - our need to expand our customer base and average order size;

    - the difficulty of predicting the success of our new product offerings;

    - our need to achieve greater brand recognition;

    - the lack of widespread acceptance of the Internet as a means of purchasing products and services; and

    - competing services that have been and may be established on a local or national basis.

    We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

OUR BUSINESS MODEL MAY NOT BE READILY REPLICABLE IN ADDITIONAL GEOGRAPHIC
  MARKETS

    A critical part of our strategy is to expand our business by establishing operations, including distribution centers, in additional markets to achieve economies of scale and maximize returns from our significant and ongoing capital investment in our distribution system. Our expansion is dependent upon our ability to replicate our distribution network and delivery model in a timely manner in markets that have different geographic, demographic and population density characteristics.

    Our ability to operate successfully in new markets will depend upon a number of factors, including:

    - our ability to adapt our original business model, which was first implemented in New York City, to geographic areas requiring distribution primarily by vans and cars;

    - our ability to hire and train qualified employees in each of our new markets;

    - our ability to establish the necessary supply channels in each new market;

    - consumer acceptance of our product and service offerings in each new market; and

    - existing and future competition in each new market.

    The timing of our expansion into new markets also depends on these factors and is subject to considerable uncertainty. If our efforts to replicate our business model in one or more new markets should fail, we would incur substantial costs without generating offsetting revenues and could be forced to delay our entrance into other markets. Our business plan contemplates rapid, widespread expansion of our service in markets throughout the United States. We believe that this rapid introduction of our service to a large number of markets will be crucial to our success. If we are unable to expand our business and achieve acceptable order volume levels in accordance with our aggressive schedule, we could be forced to revise our business plan, which would require us to incur substantial unanticipated costs.

THE SUCCESS OF OUR BUSINESS DEPENDS ON ATTRACTING AND RETAINING A LARGE NUMBER OF CUSTOMERS. IF WE ARE UNABLE TO DO SO, WE WILL NOT BE ABLE TO ACHIEVE PROFITABILITY

    To succeed, we must attract a large number of consumers who have traditionally relied on retail stores and catalogs and persuade them to shop online through our web site. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate to attract shoppers to our web site and to convert those shoppers to purchasing customers. Our success also depends on ensuring that these customers remain loyal long-term customers of Kozmo. Even if a substantial market develops for online sales of products for immediate delivery, we cannot be certain that consumers will accept our online solution over those offered by our competitors. If we do not achieve widespread customer acceptance of our online solution, our revenues will suffer and we may not be able to achieve profitability when we expect, or at all.

WE WILL NEED SUBSTANTIAL ADDITIONAL FUNDING FOR OUR PLANNED EXPENDITURES, AND WE CANNOT BE CERTAIN THAT ADDITIONAL FINANCING WILL BE AVAILABLE

    We will require substantial capital to fund our operations and expand our business. The net proceeds of this offering, together with our available funds and cash from operations, is expected to be sufficient to meet our near-term capital requirements. However, we anticipate that in the future we will seek additional funds through debt or equity financing. Our ability to obtain financing will depend, upon other things, on our development efforts, business plans, operating performance and general conditions in capital markets at the time the financing is sought. If we are unable to obtain required financing on terms favorable to us, or at all, we may be forced to abandon or delay our expansion plans. In addition we may be unable to take advantage of acquisition opportunities, enhance our products or services or otherwise respond to competitive pressures. Even if we are able to raise additional funds through the issuance of equity or debt securities, those securities may have rights, preferences or privileges senior to your rights.

WE MAY BE UNABLE TO EFFECTIVELY HANDLE INCREASED VOLUMES OF WEB SITE TRAFFIC OR CUSTOMER ORDERS, AND WE MAY NOT BE ABLE TO EFFECTIVELY UPGRADE AND EXPAND OUR TECHNOLOGY OR TRANSACTION SYSTEMS

    A key element of our business strategy is to generate a high volume of traffic on, and use of, our web site. To the extent we are unable to adequately handle any increases in the volume of traffic on our web site, we would likely disappoint or lose those potential or existing customers whom we are unable to serve satisfactorily or at all, which would reduce our revenues. Refinements or modifications to our business systems and technologies may be necessary to address an increase in the volume of traffic on our web site or in the number of orders placed by our customers. We may be unable to accurately project the rate or timing of these increases, or to adequately expand and upgrade our systems and infrastructure to accommodate such increases.

SYSTEM FAILURES OR UNFORESEEN DISRUPTIONS TO OUR TECHNICAL AND OPERATIONAL SYSTEMS COULD HARM OUR BUSINESS

    Our ability to successfully receive, process and fulfill customers' orders depends largely on the efficient and uninterrupted operation of our computer and communications hardware systems. Any disruptions or failures in connection with these systems could significantly diminish the quality of the service we offer and force us to incur unanticipated costs. Our systems and operations are vulnerable to damage and interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events that are beyond our control. Although we have a redundant system in place for our data base server, web server and e-mail system, if our systems are unable to address disruptions to our computer and communications hardware systems, our business will suffer.

PROBLEMS IN OUR DELIVERY OPERATIONS COULD HARM OUR BUSINESS

    We use our own staff to deliver products from our distribution centers to our customers. Therefore, we are subject to the risks of employee strikes. Additionally, our ability to deliver products in under one hour is subject to inclement weather and disruptions in the transportation infrastructure in one or more of our markets. Our failure to deliver products to our customers in a timely manner or to meet our targeted delivery times could harm our reputation and brand, which would harm our business and sales.

INADEQUATE INVENTORY CONTROLS COULD INCREASE OUR COSTS OF REVENUES

    Our failure to implement adequate controls over our inventory as we expand our distribution centers may result in unacceptable levels of inventory shrinkage from theft, non-return of rental products and damaged goods resulting in an increase in our costs of revenues.

IF WE ARE UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF PRODUCTS AT COMPETITIVE PRICES FROM OUR KEY VENDORS, WE MAY BE UNABLE TO ACHIEVE PROFITABILITY

    We obtain products from manufacturers, wholesalers and distributors. We currently rely on national and regional distributors for a substantial portion of our products, as well as premium specialty suppliers or local sources for gourmet foods and other food products. These suppliers are not contractually bound to continue to supply us products on the terms under which they are currently supplied, or at all. From time to time, we may experience difficulty in obtaining sufficient product allocations from key vendors. In addition, our key vendors may establish their own online retailing efforts, which may impair our ability to obtain sufficient product allocations from these vendors. Many of our key vendors also supply products to our storefront and online retail competitors. If we are unable to obtain sufficient quantities of products from our key vendors to meet consumer demand, our net sales and results of operations may suffer. Our suppliers may also change their pricing structures, which could reduce our margins. Our inability to offset price increases from our suppliers with a corresponding price increase to our customers will reduce our margins and could disrupt our ability to achieve our targeted expansion.

WE COULD FACE LIABILITY FOR THE ACTIONS OF OUR DELIVERY STAFF OR FOR CONTAMINATION OF OUR FOOD PRODUCTS

    We may face potential liability for the negligent or illegal acts of members of our delivery staff. The insurance we carry for claims based on these acts may not be adequate. If negligent, illegal or unprofessional conduct of our delivery staff were to occur, it would harm our reputation and our business even if it did not give rise to liability.

    The products that we deliver may contain contaminants. Food products occasionally contain contaminants due to inherent defects in those products or improper storage or handling. If any of the food products that we sell causes harm to any of our customers, we could be subject to product liability claims. We currently do not carry insurance that would cover these claims. If we are required to defend ourselves against a product liability claim, whether or not we are found liable under such a claim, we could incur substantial costs, our reputation could suffer and our customers might substantially reduce their orders or stop ordering from us.

    Our delivery staff is required to verify the age of purchasers of our tobacco products. If our delivery staff fails to request the proper identification or if false identification cards are presented by the purchaser, we could face substantial penalties and legal liability for sales of tobacco products to underage persons. Any inquiry or investigation from a regulatory authority could have a negative impact on our reputation and if we are required to defend ourselves against any liability claim, whether or not we are found liable under such claim, could cause us to incur substantial costs.

WE FACE INTENSE COMPETITION FROM OTHER RETAILERS INCLUDING STOREFRONT, ONLINE AND CATALOG RETAILERS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS. IF WE ARE UNABLE TO EFFECTIVELY COMPETE, OUR BUSINESS COULD SUFFER

    The retail market for many of our products is extremely competitive. We compete against local, regional, and national convenience, video, music, book, magazine and food stores and online and catalog retailers. We must continue to offer popular, high margin products, anticipate trends in storefront, online and catalog retailing, and develop a loyal customer base in order to successfully compete and expand our market share. Many of our existing and potential competitors are larger and have substantially greater resources and more established brand names than we have. We expect that this competition will intensify as more storefront, online and catalog retailers offer competitive delivery options to their customers. For example, Blockbuster recently announced its intention to offer home delivery of videos through Food.com. If existing or new competitors adopt elements of our business practices or if storefront retailers of the products and services which we offer expand their businesses online, then we will face pricing and other competitive pressures. In addition, some of our competitors have developed or may develop delivery systems that are less automated and capital-intensive than ours, enabling them to commence operations in a particular geographic market before we are able to do so, which could harm our competitive position.

ALTERNATIVE SOURCES OF HOME VIDEO AND PRE-RECORDED MUSIC MAY ADVERSELY AFFECT
  OUR BUSINESS

    The video rental component of our business may experience competition from other forms of entertainment delivery, including video-on-demand delivered over cable, satellite and the Internet and additional programming offerings on satellite and digital cable systems. Video-on-demand is currently available in some test markets. If video-on-demand were offered profitably at a reasonable price and newly released movies were made available at the same time, or before, they are made available to us or if direct broadcast satellite and digital cable were to become widely available and accepted, public demand for our products could fall.

    Our sales of pre-recorded music may experience competition from digital delivery of music over the Internet. MP3 and other forms of downloadable digital music are currently available for sale on several web sites and free on some web sites. Wide consumer acceptance of digitally downloadable music could harm our business.

THE VIDEO RENTAL PORTION OF OUR BUSINESS COULD LOSE A SIGNIFICANT COMPETITIVE ADVANTAGE IF MOVIE STUDIOS CHANGE THEIR CURRENT DISTRIBUTION PRACTICES

    A significant competitive advantage that the video rental industry currently enjoys over most other non-theater movie distribution channels is a "window" of exclusivity as compared to other forms of non-theater distribution, including pay-per-view, basic and premium cable television, and network and syndicated television. The length of the exclusivity period for movie rentals varies, typically from 30 to 90 days in the United States and from 120 to 180 days in foreign markets. Thereafter, movies are made sequentially available to other distribution channels.

    Our competitive advantage over other forms of non-theater distribution channels would suffer if:

    - video rental were no longer the first release following the initial theatrical release;

    - the length of the exclusive period for video rentals were shortened; or

    - video rentals no longer enjoyed an exclusive distribution window as they do now.

    If any of these events were to occur, consumers would no longer need to wait until after the video rental distribution window had closed before being able to view a newly released movie through another non-theater distribution channel. Although we believe that movie studios have a significant interest in maintaining a viable home video rental industry, we cannot predict the impact, if any, of any future decisions by movie studios.

OUR EFFORTS TO BUILD STRONG CUSTOMER LOYALTY AND BRAND IDENTITY MAY NOT BE SUCCESSFUL

    In e-commerce, customer attrition rates, or the rates at which customers cancel a service, are generally high. Although we do not charge on a subscription basis for our service, we depend upon customers once they have ordered from us. If our offerings fail to meet our customers' expectations for any reason, we may be unable to develop long-term customer loyalty and may experience significant decreases in repeat customer orders as a percentage of orders delivered.

    We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers and vendors. If our advertising, marketing and partnering strategies fail to make the Kozmo brand attractive to the demographic groups we target, we may be unable to expand our business at the rate we have planned and we may be forced to incur additional costs. Promotion and enhancement of the Kozmo brand also will depend on our ability to consistently provide high-quality service and product offerings to our customers. If consumers and vendors do not perceive our service or product offerings to be of high quality, or if we introduce new products that are not favorably received by our customers, the value of the Kozmo brand name could suffer, and our customer base will not grow at the rate we need to be profitable, or at all.

WE MAY NOT BE ABLE TO OBTAIN REQUIRED LICENSES OR PERMITS FOR THE SALE OF TOBACCO OR ALCOHOL PRODUCTS

    As we expand our operations into new markets and enhance our product selection, some of our new and existing product offerings may be subject to state licensing or permiting requirements. We may be unable to obtain any required permits or licenses in a timely manner, or at all. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling alcohol or tobacco products in one or more of our geographic markets. Any of these events could harm our net sales, gross profit and our ability to attract and retain customers.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR
  BUSINESS MAY SUFFER

    We rely on patent, trademark and copyright laws, trade secret protection and confidentiality or license agreements with our employees, customers, partners, and others to protect our proprietary rights. However, the steps we take to protect our proprietary rights may be inadequate. Currently, we have no registered patents or trademarks, but we have filed a provisional patent application for our dispatching system and trademark applications for Kozmo.com-TM-, Kozmo-TM-, the Kozmo.com logo, and our slogans "We'll Be Right Over"-TM-, "From the Internet to Your Door in Under One Hour"-TM-, "From the Internet to Your Desk in Under One Hour"-TM-, and "From the Internet to Your Dorm in Under One Hour"-TM-, in the United States, and from time to time we expect to file other patent and trademark applications. We cannot ensure that any of these applications will be approved, that any issued patents will adequately protect our intellectual property or that any issued patents will not be challenged by third parties. In addition, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. Because our applications for registration of our tradenames, logo and slogans have not yet been granted, we cannot ensure that third parties will not use them in a manner that could damage our brand identity and our reputation.

WE MAY NOT BE ABLE TO PROTECT OUR DOMAIN NAMES AGAINST ALL INFRINGERS, WHICH COULD DECREASE THE VALUE OF OUR BRAND NAME AND PROPRIETARY RIGHTS

    We currently own the Internet domain name "Kozmo.com." Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that infringe upon or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

RISKS RELATED TO OUR MANAGEMENT

WE HAVE VERY LIMITED EXPERIENCE IN MANAGING GEOGRAPHICALLY DIVERSE OPERATIONS

    Although we have established our operations in six markets and plan to further expand to additional markets, we do not have long-term experience operating in diverse geographical locations. Our inability to successfully manage our operations in numerous and widespread markets, particularly at the pace of our planned expansion, could harm our business. The success of our planned expansion will depend upon our ability to, among other things:

    - integrate the operations of new distribution centers into our existing operations;

    - coordinate and manage distribution operations in multiple, geographically dispersed locations;

    - successfully replicate our business model in other markets;

    - control our costs; and

    - establish and maintain adequate management and personnel, information systems and financial controls.

    Our failure to successfully address these factors could require us to revise our business plan and incur substantial additional expenses.

THE LOSS OF THE SERVICES OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD HARM OUR BUSINESS

    Our success depends to a significant extent on our founders, Joseph Park and Yong Kang and their ability to operate effectively, both independently and together. The loss of Messrs. Park or Kang or any other members of senior management could delay or prevent the implementation of our business plan. Our business depends also on our ability to attract and retain additional qualified personnel. We may be unable to continue hiring additional personnel as our business grows because competition for personnel, particularly for employees with technical expertise, is intense and the costs of hiring and retaining such personnel are high. If one or more of our existing or future employees resigns to join a competitor or to form a competing company, any resulting loss of existing or potential customers or other unauthorized disclosure or use of our proprietary information, technical knowledge, practices, procedures or customer lists could harm the expansion of our business and customer base, and force us to incur unanticipated costs.

SEVERAL KEY MEMBERS OF OUR MANAGEMENT TEAM HAVE ONLY RECENTLY JOINED US AND, IF THEY ARE NOT SUCCESSFULLY INTEGRATED INTO OUR BUSINESS OR IF THEY FAIL TO WORK TOGETHER AS A MANAGEMENT TEAM, OUR BUSINESS WILL SUFFER

    Several key members of our management team have recently joined us, including Gerardo Burdo, our chief financial officer, Kenneth Trevathan, our chief operating officer, Christopher Shimojima, our chief marketing officer and William Herald, our chief technology officer. We expect to hire additional key management personnel. If we do not effectively integrate these persons into our business, or if they do not work together as a management team to implement our business strategy, our business will suffer.

RISKS RELATED TO THE INTERNET AND E-COMMERCE

WE DEPEND ON CONTINUED GROWTH IN USE OF THE INTERNET AND E-COMMERCE

    Our future revenues and any future profits depend significantly upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. The Internet may not be accepted as a viable commercial marketplace for a number of reasons, including inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant growth in the number of users, the frequency of use or bandwidth requirements the infrastructure for the Internet may not be able to support such demands. The Internet has experienced a variety of outages due to damage to portions of its infrastructure. If outages or delays frequently occur in the future, Internet usage (including usage of our web site) could grow slowly, stagnate or decline. In particular, these delays and outages could result in slower response times and adversely affect usage of our web site. Even if the necessary infrastructure or technologies develop, we may incur significant costs to adapt our systems. Our success also depends upon acceptance and use of e-commerce, which is a recent phenomenon.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS

    To be competitive, we must continue to enhance and improve the functionality and features of our online business system. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services featuring new technologies, or if new industry standards and practices emerge, our existing web site and proprietary systems may become obsolete. We may use new technologies ineffectively, or we may be unable to license or otherwise obtain new technologies from third parties. We may also experience difficulties in adapting our web site or the systems that we use to receive, process and fulfill customers' orders to changing customer demands, new technologies or emerging industry standards.

WE MAY BE SUED DUE TO SECURITY CONCERNS AND CREDIT CARD FRAUD

    Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and e-commerce. To transmit confidential information securely, we rely on encryption and authentication technology licensed to us by third parties. Events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. Any penetration of our network security or misappropriation of our customers' personal or credit card information could subject us to liability. We may also be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL BURDENS TO DOING BUSINESS ON THE INTERNET

    Laws and regulations applicable to Internet communications, commerce and advertising are becoming more prevalent. E-commerce is new and rapidly changing, and federal and state regulations relating to the Internet and e-commerce are evolving. Currently, there are few laws or regulations directly applicable to access to the Internet or e-commerce. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our web site and could otherwise harm our business.

    The applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. New laws applicable to the Internet may impose substantial burdens on companies conducting business over the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws in the United States and abroad. We also may be subject to regulation not specifically related to the Internet, such as laws affecting catalog sellers.

    The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites, with particular emphasis on access by minors. These regulations may include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct and delete personal information stored by us. These regulations may also include enforcement and remedial provisions. Even in the absence of those regulations, the Federal Trade Commission has begun investigations into the privacy practices of other companies that collect information on the Internet. One investigation resulted in a consent decree under which an Internet company agreed to establish programs to implement the principles noted above. We may become a party to a similar investigation or enforcement proceeding, or the Federal Trade Commission's regulatory and enforcement efforts may harm our ability to collect demographic and personal information from users, which could be costly or adversely affect our marketing efforts.

WE MAY BE LIABLE FOR INFORMATION DISPLAYED ON AND COMMUNICATED THROUGH OUR WEB
  SITE

    We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other theories relating to the information that we publish on our web site. These claims have been brought against online companies as well as print publications in the past. Based on hyperlinks that we provide to other web sites, we may also be subjected to claims based upon online content that we do not control but that is accessible from our web site.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE WILL FLUCTUATE AFTER THIS OFFERING, WHICH COULD RESULT IN
  SUBSTANTIAL LOSSES FOR INVESTORS

    Although the initial public offering price will be determined based on several factors, the market price for our common stock will vary from the initial offering price after trading commences. This could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

    - quarterly variations in operating results;

    - changes in financial estimates by securities analysts;

    - announcements by us or our competitors, of new product and service offerings, significant contracts, acquisitions or strategic relationships;

    - publicity about our company, our products and services, our competitors, or e-commerce in general;

    - additions or departures of key personnel;

    - any future sales of our common stock or other securities; and

    - stock market price and volume fluctuations of publicly traded companies in general and Internet-related companies.

    The trading prices of Internet-related companies and e-commerce companies have been especially volatile and many are at or near historical highs. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business prospects, financial condition and operating results.

WE DO NOT INTEND TO PAY CASH DIVIDENDS

    We have not paid cash dividends since our inception, and we do not intend to pay cash dividends in the foreseeable future.

WE HAVE DISCRETION AS TO THE USE OF PROCEEDS, AND YOU MAY NOT AGREE WITH OUR USE

    Our management can spend the proceeds from this offering in ways with which the stockholders may not agree. We cannot predict that the proceeds will be spent in ways that yield a favorable return.

OUR OFFICERS AND DIRECTORS AND SOME EXISTING STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER OUR COMPANY AND COULD PREVENT OR DELAY BENEFICIAL CORPORATE ACTIONS

    After this offering, our executive officers and directors and existing
stockholders will own or control approximately       % of our outstanding common
stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and most of our other corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in control, even if these actions would benefit our stockholders and us. This control would limit the effective voting power of our other stockholders and could depress the market price of our common stock. See "Principal Stockholders."

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock
could decline. Upon completion of this offering, we expect to have      shares
of common stock outstanding, of which       shares sold in this offering will be
freely tradable, without restriction, in the public market. Our directors, officers and certain other stockholders have entered into customary lock-up agreements in connection with this offering, generally providing that they will not sell, otherwise dispose of or transfer any of the economic consequences of ownership of our common stock or other securities without the prior written consent of Credit Suisse First Boston. These lock-up restrictions will expire 180 days after the date of this prospectus. As a result, a substantial number of shares of our common stock will be eligible for sale in the public market after the expiration of the 180 day period.

    In addition, 16,068,808 shares under options and warrants outstanding as of December 31, 1999 and 5,925,133 additional shares available for future option grants under our stock option plans will become eligible for sale in the public market once permitted by provisions of various vesting agreements, lock-up agreements and Rules 144 and 701 under the Securities Act, as applicable. See "Shares Eligible for Future Sale."

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

    Provisions of our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

    - authorizing our board of directors to issue preferred stock without stockholder approval;

    - limiting the ability of stockholders to call special meetings;

    - prohibiting stockholder actions by written consent; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

    Certain provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

PURCHASERS OF SHARES IN THIS OFFERING WILL INCUR IMMEDIATE SUBSTANTIAL DILUTION OF APPROXIMATELY $
PER SHARE

    The initial public offering price of our common stock is expected to be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will
incur immediate substantial dilution of approximately $    per share. In
addition, we have issued options and warrants to acquire common stock at prices significantly below the initial offering price. Assuming that outstanding options and warrants are exercised in full, there would be further dilution of
$         per share to investors in this offering. See "Dilution" for a more detailed description of how new stockholders will incur dilution.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that address, among other things: development of services; expansion strategy; use of proceeds; projected capital expenditures; liquidity; development of additional revenue sources; development and expansion of marketing relationships; market acceptance of e-commerce; technological advancement; and ability to develop "brand" awareness. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". They are identified by the use of the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions. These statements reflect our current views with respect to future events, are based on assumptions and are subject to uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

    We will receive net proceeds from this offering of approximately
$     million, assuming an initial public offering price of $         per share
and after deducting estimated underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment
option in full, our net proceeds will be approximately $       million.

    The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public capital markets. We expect to use the proceeds of the offering for general corporate purposes, including working capital and capital expenditures, but we have no specific plans for allocation of the proceeds. We may also use a portion of the proceeds to acquire or invest in complementary businesses, products or technologies. We have no current agreements or understandings for, and are not engaged in negotiations with respect to, any acquisition or investment. Our management has broad discretion as to the use of the net proceeds.

    Pending their use, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings for use in the operation of our business and we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis giving effect to:

       - the issuance in January 2000 of 7,338,986 shares of Series E convertible preferred stock for net cash proceeds of $32.0 million and $382,000 of credits against future advertising costs;

       - the issuance in March 2000 of 11,333,250 shares of Series F convertible preferred stock for net cash proceeds of $81.6 million;

       - the issuance in March 2000 of 2,647,954 shares of Series F convertible preferred stock, valued at $20.0 million, in connection with the execution of agreements with the recipients of those shares;

       - the issuance in March 2000 of 1,323,977 shares of Series F convertible preferred stock in exchange for $10.0 million of common stock of a publicly traded company;

       - the issuance in March 2000 of a warrant to purchase 8,650,000 shares of Series E convertible preferred stock, valued at $35.7 million, in connection with the execution of a supply and delivery agreement with Amazon.com LLC;

       - the issuance in March 2000 of a warrant to purchase 2,699,145 shares of Series F convertible preferred stock, valued at $3.8 million, in connection with the execution of a service licensing and distribution agreement with Tickmaster--Online CitySearch, Inc.; and

       - the automatic conversion of our outstanding convertible preferred stock (including 44,116,036 shares of convertible preferred stock outstanding as of December 31, 1999 and 22,644,167 shares issued subsequent to December 31, 1999), on a one-for-one basis, into an aggregate of 66,760,203 shares of common stock upon the completion of this offering.

    - on a pro forma as adjusted basis to give effect to the issuance and sale
      of       shares of our common stock in this offering at an assumed initial
      public offering price of $       per share, and our receipt of the
      estimated net proceeds of that sale, after deducting the underwriting discounts and commissions and our estimated offering expenses.

    The number of shares of common stock outstanding excludes:

       - 19,577,433 shares of common stock reserved for issuance upon the conversion of our convertible preferred stock issuable pursuant to warrants, at a weighted average exercise price of $5.54, and the automatic conversion of such preferred stock, on a one-for-one basis, into shares of common stock, including 11,371,821 shares of common stock issuable pursuant to warrants issued after December 31, 1999;

       - 63,240 shares of common stock issuable upon the exercise of warrants, at a weighted average exercise price of $1.58 per share, including 13,240 shares issuable pursuant to warrants issued after December 31, 1999; and

       - 13,738,329 shares of common stock reserved for issuance under our stock plans.

    This information should be read in conjunction with our financial statements and the related notes to those statements included in the prospectus.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $ 88,867   $202,475
                                                              ========   ========
Stockholders' equity:
  Series A convertible preferred stock, $.01 par value;
    1,133,332 shares authorized, issued and outstanding
    actual; and no shares issued and outstanding pro forma
    and pro forma as adjusted...............................  $     11   $     --
  Series B convertible preferred stock, $.01 par value;
    4,998,517 shares authorized, issued and outstanding
    actual; and no shares issued and outstanding pro forma
    and pro forma as adjusted...............................        50         --
  Series C convertible preferred stock, $.01 par value;
    2,508,500 shares authorized, issued and outstanding
    actual; and no shares issued and outstanding pro forma
    and pro forma as adjusted...............................        25         --
  Series D convertible preferred stock, $.01 par value;
    15,616,119 shares authorized, issued and outstanding,
    actual; and no shares issued and outstanding pro forma
    and pro forma as adjusted...............................       156         --
  Series E convertible preferred stock, $.01 par value;
    45,500,000 shares authorized; 19,859,568 shares issued
    and outstanding actual; no shares issued and outstanding
    pro forma and pro forma as adjusted.....................       199         --
  Series F convertible preferred stock, $.01 par value;
    20,000,000 shares authorized; no shares issued and
    outstanding actual, pro forma and pro forma as
    adjusted................................................        --         --

  Common stock $.001 par value; 90,918,897 shares
    authorized, 10,400,000 shares issued and outstanding
    actual; 77,160,203 issued and outstanding pro forma; and
          shares issued and outstanding pro forma as
    adjusted................................................        10         77

  Additional paid-in-capital................................   118,150    301,990

  Contribution receivable...................................      (158)      (540)

  Deferred compensation.....................................    (2,602)    (2,602)

  Accumulated deficit.......................................   (27,301)   (27,301)
                                                              --------   --------
      Total stockholders' equity and capitalization.........  $ 88,540   $271,624
                                                              ========   ========

                                    DILUTION

    If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. The pro forma net tangible book value of our common stock as of December 31, 1999 was $212.1 million, or $2.75 per share. This per share amount represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding after giving pro forma effect to the following:

       - the issuance in January 2000 of 7,338,986 shares of Series E convertible preferred stock for net cash proceeds of $32.0 million and $382,000 of credits against future advertising costs;

       - the issuance in March 2000 of 11,333,250 shares of Series F convertible preferred stock for net cash proceeds of $81.6 million;

       - the issuance in March 2000 of 2,647,954 shares of Series F convertible preferred stock, valued at $20.0 million, in connection with the execution of agreements with the recipients of those shares;

       - the issuance in March 2000 of 1,323,977 shares of Series F convertible preferred stock in exchange for $10.0 million of common stock of a publicly traded company;

       - the issuance in March 2000 of a warrant to purchase 8,650,000 shares of Series E convertible preferred stock, valued at $35.7 million, in connection with the execution of a supply and delivery agreement with Amazon.com LLC;

       - the issuance in March 2000 of a warrant to purchase 2,699,145 shares of Series F convertible preferred stock, valued at $3.8 million, in connection with the execution of a service licensing and distribution agreement with Ticketmaster Online--CitySearch, Inc., and

       - the automatic conversion of our outstanding convertible preferred stock (including 44,116,036 shares of convertible preferred stock outstanding as of December 31, 1999 and 22,644,167 shares issued subsequent to December 31, 1999), on a one-for-one basis, into an aggregate of 66,760,203 shares of common stock upon the completion of this offering.

    Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering.

    After giving effect to the issuance and sale of       shares of our common
stock in this offering at an assumed initial public offering price of $
per share, and our receipt of the estimated net proceeds of that sale after deducting the underwriting discounts and commissions and our estimated offering expenses, the pro forma as adjusted net tangible book value of our common stock
at December 31, 1999 would have been approximately $      million or $      per
share. This represents an immediate increase in net tangible book value of
$      per share to our existing stockholders and an immediate dilution of
$      per share to purchasers of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............             $
    Pro forma net tangible book value per share as of
      December 31, 1999.....................................  $
    Increase per share attributable to this offering........
                                                              --------
Pro forma as adjusted net tangible book value per share
  after the offering........................................
                                                                         --------
Dilution per share to new investors.........................             $
                                                                         ========

    The following table shows, on a pro forma as adjusted basis as of
December 31, 1999, the differences between the amounts of the total consideration and the average price per share paid by our existing stockholders and the amounts paid by purchasers in this offering before deducting the underwriting discounts and commissions and our estimated offering expenses,
based on an assumed initial offering price of $         per share. The table
also gives effect, on a pro forma as adjusted basis, to the conversion of all of our outstanding convertible preferred stock into common stock upon the completion of this offering and the total number of shares of common stock sold by us in this offering.

                                                SHARES PURCHASED     TOTAL CONSIDERATION
                                               -------------------   -------------------   AVERAGE PRICE
                                                NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                               --------   --------   --------   --------   -------------
Existing stockholders........................                  %     $               %       $
New investors................................                                                $
                                               --------     ---      --------     ---
Totals.......................................               100%     $            100%
                                                            ===                   ===

    The foregoing discussion and table assume no exercise of any outstanding stock options or warrants to purchase shares of our common stock or convertible preferred stock, including:

    - 19,577,433 shares of common stock reserved for issuance upon the conversion of our convertible preferred stock issuable pursuant to warrants to, at a weighted average exercise price of $5.54, and the automatic conversion of such preferred stock, on a one-for-one basis, into shares of common stock, including 11,371,821 shares of common stock issuable pursuant to warrants issued after December 31, 1999;

    - 63,240 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $1.58 per share, including 13,240 shares issuable pursuant to warrants issued after December 31, 1999; and

    - 13,738,329 shares of common stock reserved for issuance under our stock plans.

    Assuming the exercise in full of all outstanding options, warrants to purchase common stock and warrants to purchase convertible preferred stock and the conversion of such preferred stock into common stock, our pro forma as
adjusted net tangible book value at December 31, 1999 would be $        per
share, representing an immediate increase in net tangible book value of
$        per share to our existing stockholders and an immediate decrease in the
net tangible book value per share of $        to the new investors.

                            SELECTED FINANCIAL DATA

    The selected balance sheet data as of December 31, 1998 and 1999 and the selected statement of operations data for the period from April 17, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 has been derived from our audited financial statements not included in this prospectus. Our historical results are not indicative of the results to be expected in the future. You should read these selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                                                 PERIOD FROM              YEAR ENDED
                                                               APRIL 17, 1997            DECEMBER 31,
                                                               (INCEPTION) TO     ---------------------------
                                                              DECEMBER 31, 1997      1998             1999
                                                              -----------------   ----------       ----------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:

  Rental....................................................     $       --       $      108       $    1,706
  Product sales.............................................             --               47            1,803
                                                                 ----------       ----------       ----------
    Total revenues..........................................             --              155            3,509
                                                                 ----------       ----------       ----------

Costs of revenues:

  Cost of rental............................................             --               14              671
  Cost of product sales.....................................             --               21            1,326
                                                                 ----------       ----------       ----------
    Total costs of revenues.................................             --               35            1,997
                                                                 ----------       ----------       ----------

    Gross profit............................................             --              120            1,512

Operating expenses:

  Marketing and sales.......................................             --              117           10,252
  Product development.......................................             --               49            1,964
  General and administrative................................            118              674           11,551
  Delivery..................................................             --               66            3,265
  Depreciation and amortization.............................             --               24              801
  Non-cash compensation.....................................             --                3              208
                                                                 ----------       ----------       ----------
    Total operating expenses................................            118              933           28,041
                                                                 ----------       ----------       ----------

Loss from operations........................................           (118)            (813)         (26,529)
Interest income, net........................................             --               --              159
                                                                 ----------       ----------       ----------
Net loss....................................................           (118)            (813)         (26,370)

Dividends and accretion of redemption value on mandatorily
  redeemable convertible preferred stock....................             (5)             (55)          (2,589)
                                                                 ----------       ----------       ----------
Net loss attributable to common stockholders................     $     (123)      $     (868)      $  (28,959)
                                                                 ==========       ==========       ==========
Basic and diluted net loss per common share.................     $    (0.01)      $    (0.08)      $    (2.79)
                                                                 ==========       ==========       ==========
Weighted-average shares outstanding used in computing basic
  and diluted net loss per common share.....................     10,182,000       10,350,000       10,362,192
                                                                 ==========       ==========       ==========
Pro forma basic and diluted net loss per common share.......                                       $    (1.29)
                                                                                                   ==========
Weighted-average shares outstanding used in computing pro
  forma basic and diluted net loss per common share.........                                       22,430,968
                                                                                                   ==========

                                                                               DECEMBER 31,
                                                              -----------------------------------------------
                                                                    1997             1998             1999
                                                              -----------------   ----------       ----------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $       36       $       82       $   88,867
Working capital (deficit)...................................             84             (186)          78,378
Total assets................................................            153              558          102,998
Stockholders' equity (deficit)..............................            (23)            (909)          88,540

    See the notes to our financial statements for the computation of the shares used in computing pro forma basic and diluted net loss per common share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THE RISKS DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We enable consumers to order a variety of entertainment, food and convenience products over the Internet for free delivery in under one hour. Additionally, we recently initiated a business-to-business service to enable select retailers to provide their customers with an expedited delivery option through our distribution networks. We launched our products and services in New York City in March 1998 and expanded our operations to Seattle in June 1999, San Francisco and Boston in September 1999, Washington, D.C. in November 1999 and Los Angeles in February 2000. We intend to enter at least ten additional markets by the end of 2000. In 1999, the number of customers registered on our web site grew at a compounded monthly rate of approximately 30%.

    We use an innovative, proprietary business system that combines our web site, distribution center and delivery network. We serve each of our markets from one or more distribution centers. Our typical distribution center is approximately 10,000 square feet in size and is located in low-rent area with access to key thoroughfares. Deliveries to customers are made via van, car, scooter or bicycle depending on the population and traffic density and geographical breadth of the particular market.

    From our inception in April 1997 through March 1998, our operations consisted primarily of start-up activities, including raising capital, recruiting personnel, developing our marketing and administrative organizations and purchasing operating assets. We began recognizing revenues in March 1998 when we opened our first distribution center in New York City.

    We have incurred significant losses since our inception. As of December 31, 1999, we had an accumulated deficit of $27.3 million. We expect that we will continue to incur substantial losses for the foreseeable future and that the rate at which we incur those losses will increase as we enter new markets and expand our operations in existing markets. We also expect to incur significant marketing, product development, selling, general and administrative, and delivery expenses. As a result, we will need to generate significant revenues to achieve profitability and may never achieve profitability.

    REVENUES. Our revenues are derived from the sale of products such as books, convenience items, DVDs, food, music, video cassettes, and video games and from the rental of DVDs, video cassettes and video games. We recognize revenues, net of discounts and returns, when products are delivered to customers. Discounts and returns have been insignificant to date. We expect that our rental revenues, as a percent of total revenues, will decline as the number of products that we offer for sale increases.

    COSTS OF REVENUES. Costs of revenues include costs of carrying our inventory, including amortization of our inventory of rental products and the costs of products sold.

    MARKETING AND SALES. Marketing and sales expenses include the cost of advertising through various media channels, such as television, radio, print, direct mailing and outdoor marketing, and the cost of public relations.

    PRODUCT DEVELOPMENT. Product development expenses consist primarily of consultants' fees and payroll and related expenses for the personnel responsible for web site maintenance, systems infrastructure and web site content.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and payroll related costs, rent and related costs, utilities, travel and entertainment costs, professional fees and costs of office and distribution center supplies.

    DELIVERY. Delivery expenses consist primarily of payroll and payroll related costs for our delivery staff.

    DEPRECIATION AND AMORTIZATION. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Equipment acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease terms or their estimated useful lives. Amortization of our inventory of rental products (principally videocassettes) is included in costs of revenues.

    DIVIDENDS AND ACCRETION OF REDEMPTION VALUE ON MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK. We have presented the effects of the cumulative undeclared dividends and the accretion charges to redemption value on the mandatorily redeemable convertible preferred stock on the net loss attributable to common stockholders. These dividends and accretion charges are presented through December 23, 1999, at which time, in connection with the issuance of our Series E convertible preferred stock, the redemption rights were cancelled.

    NON-CASH COMPENSATION. During the year ended December 31, 1998, we recorded $3,000 of compensation expense in connection with the issuance of options to purchase 20,000 shares of common stock to consultants for services performed. During the year ended December 31, 1999, we recorded $137,000 of compensation expense in connection with the issuance of warrants to purchase 100,000 shares of common stock to consultants for services performed. The value of each of these options and warrants was determined using the Black-Scholes pricing model.

    During March 2000, we issued a five-year warrant to purchase 8,650,000 shares of Series E convertible preferred stock to Amazon.com LLC, in connection with its execution of a three-year strategic agreement with us. In addition, during March 2000, we issued a one-year warrant to purchase 2,699,145 shares of Series F convertible preferred stock to Ticketmaster Online--City Search in connection with its execution of a three-year strategic agreement with us. We ascribed a total value of $39.5 million in the aggregate to these warrants using the Black-Scholes pricing model. In addition, in March 2000, we issued an aggregate of 2,647,954 shares of Series F convertible preferred stock, valued at $20.0 million, in connection with the execution of two, three year strategic agreements. The aggregate value of $59.5 million ascribed to the warrants and shares will be treated as deferred expense in our balance sheet and will be ratably amortized over the terms of the strategic agreements.

    During 1999, we recorded $2.7 million of deferred compensation in connection with the issuance of stock options having an exercise price less than the deemed fair value of our common stock at the date of the options were granted. The deferred compensation will be amortized as a charge to operations over the vesting period of the options. Total amortization of deferred compensation for the year ended December 31, 1999 was $71,000. We expect to amortize the following amounts of deferred compensation in each subsequent year as follows:
2000-$669,000; 2001-$669,000; 2002-$669,000; 2003-$595,000.

    For the period from January 1, 2000 through February 29, 2000, we granted options to purchase an aggregate of 5,239,125 shares of common stock to employees at a weighted average exercise price of $4.35. The deemed fair value of our common stock during that period ranged from $3.51 to $6.17 per share. We recorded deferred compensation of $5.6 million in connection with the grant of the portion of those of the options having an exercise price less than the deemed fair value of our common stock at the date of grant. This amount will be amortized as a charge to operations over the vesting period of the options. We expect to amortize the following amounts of this deferred compensation in each year as follows: 2000-$1.3 million; 2001-$1.4 million; 2002-$1.4 million; 2003-$1.4 million; 2003-$100,000.

YEARS ENDED DECEMBER 31, 1998 AND 1999

    REVENUES. Revenues increased to $3.5 million for 1999 from $155,000 for 1998, primarily due to an increase in the size of our customer base and volume of our orders as a result of our opening of new distribution centers in New York, Seattle, San Francisco, Boston and Washington D.C. Our customer base also increased as a result of our implementation of various marketing initiatives, including new cable television advertisements and online and print advertising, as well as word-of-mouth sign-ups.

    COSTS OF REVENUES. Costs of revenues increased to $2.0 million for 1999 from $35,000 for 1998. This was due to an increase in amortization of our rental inventory, which was attributable in part to the substantial increase in our inventory during the year as we opened new distribution centers, and to an increase in our cost of products sold, which reflected the substantial increase in the sales of products.

    MARKETING AND SALES. Marketing and sales expenses increased to $10.3 million for 1999 from $117,000 for 1998. The increase was due primarily to increased use of cable television advertising, online, print and direct mail advertising, in addition to promotional efforts associated with our opening of new distributions centers throughout 1999.

    PRODUCT DEVELOPMENT. Product development expenses increased to $2.0 million in 1999 from $49,000 in 1998. The increase was primarily due to an increase in the number of personnel responsible for web site maintenance, systems infrastructure and web site content.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $11.6 million for 1999 from $674,000 for 1998. The increase was due primarily to increased rents and utility charges connected with the opening of our new distribution centers as well as higher payroll, travel and entertainment, professional fees, and office and distribution center supplies.

    DELIVERY. Delivery expenses increased to $3.3 million for 1999 from $66,000 for 1998. The increase was due primarily to the hiring of delivery personnel, both in New York City where the volume of orders increased, as well as in other markets where we opened new distribution centers during the year.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $801,000 for 1999 from $24,000 for 1998. The increase was due primarily to purchases of computer hardware and software in addition to furniture and fixtures for our new distribution centers and our corporate office.

    INTEREST INCOME (EXPENSE), NET. Interest income consists of interest earned on cash and cash equivalents. We expect interest income to increase as a result of the investment of the proceeds from the sale of our Series E and F preferred stock in January and March 2000, respectively, and the net proceeds from our
sale of       shares of common stock in this offering.

INCEPTION (APRIL 17, 1997) THROUGH DECEMBER 31, 1997

    We did not generate any revenues or incur any costs of revenues, marketing and sales, product development, delivery, depreciation and amortization or non-cash compensation expenses prior to 1998 because we were in a development stage. We began recognizing revenues in March 1998 when we launched our first distribution center in New York City. General and administrative expenses of $118,000 during the period from inception through December 31, 1997 were primarily related to professional fees and costs incurred in connection with recruiting personnel and developing our marketing and administrative capabilities.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents our unaudited quarterly results of operations for each of the four calendar quarters of 1999. We have prepared this table on a basis consistent with our audited financial statements contained in this prospectus and have included all necessary adjustments, consisting of normal recurring adjustments, necessary for a fair presentation or our results of operations for these quarterly periods. You should read the quarterly financial data together with our audited financial statements and the notes to those statements contained in this prospectus. The operating results shown in the following table are not necessarily indicative of the results of operations for any future period.

                                                                   THREE MONTHS ENDED
                                                       -------------------------------------------
                                                       MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                         1999        1999       1999        1999
                                                       ---------   --------   ---------   --------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Rental.............................................  $    166    $    256   $    517    $    767
  Product sales......................................        84         106        263       1,350
                                                       --------    --------   --------    --------
    Total revenues...................................       250         362        780       2,117
                                                       --------    --------   --------    --------
Costs of revenues:
  Cost of rental.....................................        65         115        194         297
  Cost of product sales..............................        52          85        207         982
                                                       --------    --------   --------    --------
    Total costs of revenues..........................       117         200        401       1,279
                                                       --------    --------   --------    --------
    Gross profit.....................................       133         162        379         838
Operating expenses:
  Marketing and sales................................       116         315      2,598       7,223
  Product development................................       114         149        489       1,212
  General and administrative.........................        75         731      2,437       8,308
  Delivery...........................................       112         210        662       2,281
  Depreciation and amortization......................        11         122        196         472
  Non-cash compensation..............................        --           3        141          64
                                                       --------    --------   --------    --------
    Total operating expenses.........................       428       1,530      6,523      19,560
                                                       --------    --------   --------    --------
Loss from operations.................................      (295)     (1,368)    (6,144)    (18,722)
Interest income (expense), net.......................        --           2        (33)        190
                                                       --------    --------   --------    --------
Net loss.............................................  $   (295)   $ (1,366)  $ (6,177)   $(18,532)
                                                       ========    ========   ========    ========

    Increases in revenues over the course of 1999 were primarily due to increases in our customer base and the number of total orders. Our customer base grew from 3,700 at December 31, 1998, to 8,800, 16,119, 28,085 and 101,234 at
March 31, June 30, September 30 and December 31, 1999, respectively. This growth was primarily the result of new marketing initiatives, including new cable television advertisements, online, print and direct mail advertising, and to a significant increase in word-of-mouth sign-ups, as well as our opening of additional distribution centers throughout the year. Growth in our customer base and increased order frequency resulted in a total order volume of 29,231, 44,275, 78,118 and 177,581 during the three-month periods ended March 31, June 30, September 30 and December 31, 1999, respectively.

    Increases in costs of revenues and operating expenses, including marketing and sales expenses, general and administrative expenses and delivery expenses, during 1999 were primarily the result of opening new distribution centers throughout 1999.

    In addition, product development expense increased over the course of 1999 primarily due to increased costs for consultants and an increase in payroll and related expenses associated with an increase in the number of personnel responsible for web site maintenance, systems infrastructure and web site content.

    We have experienced, and expect to continue to experience, higher revenues as a result of a higher volume of orders during the fourth quarter holiday season.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception we have financed our operations primarily through private placements of various series of our preferred stock, which has resulted in our receipt of approximately $232.3 million of cash, including $113.6 million subsequent to December 31, 1999, net of issuance costs, plus
$10.0 million of marketable securities.

    Net cash used in operating activities was $21.6 million in 1999. This resulted primarily from the funding of our net loss for the year, as adjusted for non-cash expenses, and an increase in operating assets, including product inventory, security deposits and accounts receivable, partially offset by increases in operating liabilities, including accounts payable and accrued expenses. Net cash used in operating activities was $444,000 in 1998, also due primarily to the funding of our net loss for the year, adjusted for non-cash expenses, and increases in operating liabilities, including accounts payable and accrued expenses. Net cash used in operating activities was $140,000 for the period from April 17, 1997 (inception) through December 31, 1997, primarily due to the net loss for the period.

    Net cash used in investing activities was $7.6 million in 1999, $171,000 in 1998 and $94,000 for the period from April 17, 1997 (inception) through December 31, 1997. Net cash used in investing activities was primarily for the purchase of property, equipment and the inventory of rental products required for our new distribution centers.

    Net cash provided by financing activities was $118.0 million in 1999, primarily from the sale of shares of our Series B through Series E preferred stock. Net cash provided by financing activities was $661,000 in 1998, primarily from the sale of our Series A and Series B preferred stock, in addition to loans from our founders. Net cash provided by financing activities was $270,000 for the period from April 17, 1997 (inception) through December 31, 1997, resulting primarily from the sale of shares of our Series A preferred stock and common stock, in addition to loans from our founders.

    Although we have no material commitments for capital expenditures, we have experienced a substantial increase in capital expenditures since our inception, consistent with the growth in our operations and staffing. We anticipate that this will continue for the foreseeable future. We intend to continue to expand our marketing and sales programs and conduct aggressive brand promotions.

    Pursuant to our agreement with Starbucks executed in March 2000, we are committed to making the following cash payments to Starbucks of $15.0 million in 2000, $25.0 million in 2001, $35.0 million in 2002, $35.0 million in 2003 and
$40.0 million in 2004.

    As of December 31, 1999, we have commitments under non-cancelable operating leases amounting to $16.6 million, of which $2.0 million will be due on or before December 31, 2000.

    We expect to devote substantial resources to continue development of our brand and web site, expand our sales, support, marketing and establish additional facilities and build the systems necessary to support our growth. Although we believe that the proceeds of this offering, together with our current cash and cash equivalents will be sufficient to fund our activities for at least the next 12 months, there can be no assurance that we will not require additional financing within this time frame or that additional funding, if needed, will be available on terms acceptable to us or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate acquisitions of other businesses, products and technologies. In order to consummate potential acquisitions, if any, we may need additional equity or debt financing.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS
No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133. SFAS No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We have has not yet determined the impact of this pronouncement on our financial position or results of operations.

MARKET RISK

    The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk of loss. Some of the securities in which we may invest may be subject to market risk. This means that a change in prevailing interest rates may cause the market value of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the market value of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. We maintained our portfolio of cash equivalents in money market funds as of December 31, 1999. In general, the fair value of money market funds is not subject to market risk because the interest paid on such funds fluctuates with prevailing market rates.

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
                                    BUSINESS

OVERVIEW

    We enable consumers to order a variety of entertainment, food and convenience products over the Internet for free delivery in under one hour. Our promise of under one hour delivery is designed to satisfy a consumer's desire for immediate gratification. We focus on selling frequently purchased, high margin items with well-known brand names. Additionally, we recently initiated a business-to-business service to enable select retailers to provide their customers with an expedited delivery option through our distribution network.

    Our innovative, proprietary business system integrates our web site, distribution centers and delivery infrastructure. We believe that our first mover advantage and the quality of our service have allowed and will continue to allow us to increase our customer base and build our brand name as we enter new geographic markets. We launched our service in New York City in March 1998 and have since expanded our operations to the Seattle, San Francisco, Boston, Washington, D.C. and Los Angeles markets. We intend to enter at least ten additional markets by the end of 2000. In 1999, the number of customers registered on our web site grew at a compounded monthly rate of approximately 30%.

    We serve each of our markets from one or more distribution centers. Our distribution centers are approximately 10,000 square feet in size and are located primarily in low-rent areas with access to key thoroughfares. The size of our typical distribution center provides capacity to expand our product offerings in our existing markets. Our business model enables us to quickly establish operations in a new market with a moderate capital expenditure and is designed to eliminate the high lease expense, build-out cost and inventory requirements normally associated with having multiple retail locations in a single market.

INDUSTRY BACKGROUND

    LIMITATIONS OF STOREFRONT AND CATALOG RETAILING

    Traditionally, consumers have relied on storefront and catalog retailers to satisfy many of their purchasing needs and only recently have begun turning to the Internet in increasing numbers. In-store shopping, although offering the opportunity for immediate receipt of a purchased item, can be frustrating and time consuming, particularly during peak shopping times. The consumer must identify a store that is open and likely to carry the desired item. The consumer then must travel to the store, search for the item with no guarantee that the item will be in stock, and then wait in line for service. A consumer who desires a variety of items may be required to visit a number of stores. In addition, most retail stores do not provide consumers with ready access to detailed product information and useful reviews.

    Catalog retailers typically provide greater product selection and shopping convenience than storefront retailers and are more convenient for consumers than in-store shopping. However, because they deliver their products by mail or via package delivery companies, such as UPS and Federal Express, catalog retailers are generally unable to provide under one hour or even same day delivery. Typically, consumers purchasing products from catalog retailers must wait anywhere from three to five days for standard mail delivery and at least one full day for express package delivery. This delay in the receipt of a purchased item is frustrating to many consumers. In addition, shipping and handling charges can be significant relative to the total value of goods purchased, particularly if the customer elects premium one or two day shipping services.

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
    LIMITATIONS OF ONLINE RETAILING

    Online retailers address some of the limitations inherent in storefront and catalog retailing. They enable consumers to select from and quickly purchase a wide variety of goods, obtain comprehensive product information and informative reviews, and customize their shopping experience through personalization features. However, most online retailers do not provide under one hour or even same day delivery.

THE KOZMO SOLUTION

    We combine the convenience, time savings, product information and personalization of catalog and online shopping with the prompt receipt of purchased items normally possible only with in-store shopping. Through our web site, we sell a wide variety of frequently purchased, high margin items with well-known brand names, and we deliver them to our customers in under one hour. We also offer select retailers the opportunity, on a fee-for-service basis, to provide their customers with the benefits of our distribution networks. We believe these business-to-business relationships will enhance our revenues, operating margins and brand awareness.

    The principal components of our solution include:

    CONVENIENCE. Our under one hour delivery model provides our customers with extraordinary convenience not available from most other retailers and is designed to appeal to their desire for immediate gratification. Consumers can choose from a wide variety of branded goods and avoid the inconveniences of in-store shopping, such as the commute and the wait in line. Moreover, our solution enables our customers to avoid the delivery delays typically associated with catalog or online shopping. We believe our product selection and the speed and convenience of our delivery service make us an invaluable resource to time-starved consumers and will engender customer loyalty.

    USER-FRIENDLY WEB SITE. Our web site is convenient, easy-to-use and designed to save consumers time and avoid frustration. Customers may shop for products by browsing clearly organized product categories or by using keyword searches. Our web site also assists customer decision-making by providing useful product information and helpful third-party reviews, as well as interesting related content. Our customers can establish mobile profiles so that they can use our service outside their home areas. They also can establish wish lists for popular items, which enable us to automatically inform them of the availability of desired products, such as recently published books and new video releases, thereby enhancing the buying experience.

    LARGE SELECTION OF HIGH QUALITY PRODUCTS. We provide consumers with one-stop shopping for a broad range of products. We offer many products that are complementary to each other, which we believe increases our average order size and our attractiveness to consumers. Our products include well-known national brands, such as COCA-COLA, NABISCO, GILLETTE, KODAK and CREST. Additionally, in local markets, we may offer well-known local brands, such as COSI sandwiches and KRISPY KREME donuts in New York, EXTREME PIZZA and BRIAZZ sandwiches and salads in San Francisco, and COUGAR MOUNTAIN cookies in Seattle. Our products are priced at levels that are competitive with those generally found in retail stores.

    QUALITY CUSTOMER SERVICE. We provide superior customer service through our online help desk, a toll-free customer service number and two convenient options to return rental products, dropoff boxes at Starbucks or other select retail locations and, for a fee, home pick up. We have an opportunity to personally interact with our customers each time an order is delivered, thereby allowing us to continually reinforce our brand. Our delivery staff, known as "Kozmonauts-TM-," are the backbone of our operations and are incentivized with competitive compensation. In addition, all salaried employees, including many Kozmonauts-TM-, are eligible to receive stock options. Kozmonauts-TM- are trained to ensure a consistently high level of courtesy when dealing with customers.

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
    EFFICIENT LOGISTICS PROCESSES. Our Kozmo Intelligent Dispatch System, or KIDS-TM-, is an advanced logistics management system that simplifies product and order handling and enables us to efficiently organize and execute deliveries by taking advantage of available geographical data and advanced routing and scheduling algorithms. It also allows us to more effectively deploy and redeploy our delivery staff when they are in the field. We package each customer order in a separate container at our distribution center and deliver groups of orders to a common destination area via the most efficient route by van, car, scooter or bicycle in under one hour.

    LOW COST DISTRIBUTION MODEL. We believe that the start-up and operating costs of our distribution centers are significantly lower than the comparable costs that would be incurred by other retailers to service the same geographic market. Our distribution centers are approximately 10,000 square feet in size and can accommodate up to 50,000 SKUs, providing capacity for future product growth. We believe that expanding our product offerings will enable us to achieve greater operating efficiencies by including a greater number of items in each delivery. We intend to increase the number of customers we serve in a particular market by establishing additional distribution centers in that market as needed. This will enable us to spread our marketing and operational expenses over a wider service base.

GROWTH STRATEGY

    Our growth strategy has two objectives: to be the leading online provider of entertainment, food and convenience products with free delivery in under one hour and to further enhance the usage of our distribution infrastructure by providing select retailers with an expedited delivery option on a fee-for-service basis. Focusing on these objectives will allow us to increase our average order size and generate additional orders, thereby increasing delivery density, revenues and our margins. The key elements of our strategy are to:

    EXPAND INTO NEW GEOGRAPHIC MARKETS. Based on our experience in the six markets in which we currently operate, we believe that a significant opportunity exists to extend our operations into additional markets. Our distribution model has been designed for smooth and rapid deployment in new markets. We currently intend to enter at least ten additional markets by the end of 2000 while expanding our operations in our existing markets by opening additional distribution centers as needed.

    EXPLOIT OUR RAPID DELIVERY INFRASTRUCTURE FOR BUSINESS-TO-BUSINESS TRANSACTIONS. We intend to increase the volume of products delivered through our distribution networks by offering select retailers an expedited delivery option for their customers on a fee-for-service basis. This delivery option will allow these retailers to serve those customers whose desire for immediate gratification would cause them to otherwise turn to a storefront retailer. We expect these arrangements to improve the efficiency of our distribution networks by increasing the volume and density of our deliveries, our average order size and our brand awareness. For example, we recently entered into an agreement with Amazon.com to provide its customers with a one hour delivery option for books, music, toys and other products in markets we serve.

    BUILD THE KOZMO BRAND. We intend to establish Kozmo as the leading brand for under one hour delivery of online purchases. We will seek to build and reinforce consumer recognition of our brand through public relations programs, advertising campaigns, promotional activities and joint marketing efforts. We also intend to enter into strategic relationships that provide us with co-branding opportunities and the opportunity to offer new products and services. For example, we recently entered into a strategic relationship with Starbucks that will provide us with a significant in-store marketing presence.

    BUILD A LOYAL CUSTOMER BASE. We intend to build an ever expanding base of loyal customers in each of our markets. We believe that the high quality and reliability of our delivery service will cause our existing customers to increase their use of our service and recommend us to other consumers. We

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
strive to enhance our customers' shopping experience by actively seeking their feedback, expanding our product selection to cater to changing consumer preferences and continuing to improve our web site. We expect to increase the efficiency of our distribution networks and create a competitive advantage over storefront, catalog and online competitors as our customer base increases in each market.

    ESTABLISH STRATEGIC RELATIONSHIPS WITH KEY VENDORS AND OTHER RETAILERS AND SERVICE PROVIDERS. We intend to enter into strategic relationships that will allow us to offer our customers an enhanced shopping experience and a more comprehensive selection of products and services. We believe these relationships will allow us to increase our access to new customers, increase our order size, increase the volume of traffic on our web site and improve the efficiencies of our operations. For example, we have a relationship with Ticketmaster Online--CitySearch that is designed to attract traffic to our web site. We will be the only online retailer advertised on CitySearch's web site that offers delivery in under one hour.

PRODUCT OFFERINGS

    We offer consumers a broad selection of quality products at competitive prices. We focus on selling frequently purchased, high margin items with nationally-recognized brand names. We also seek to offer products that are complementary to each other in order to encourage customers to order additional items. In certain markets, we also offer products that are particularly well-known in those markets.

    Our product offerings are currently concentrated in the following categories:

    - BOOKS. We sell approximately 300 of the best selling book titles in hardcover and paperback across a wide range of categories. Forrester Research estimates that online book spending will grow from $1.7 billion in 1999 to $3.2 billion in 2004.

    - FOOD. We sell beverages, candy, snack foods, ice cream, and pre-made and pre-packaged pizzas, salads and sandwiches prepared by our suppliers. Some of the major brands we offer include BEN & JERRY'S, NABISCO and HERSHEY. Forrester Research estimates that online food and beverage spending will grow from $1.1 billion in 2000 to $16.0 billion by 2004.

    - HOME VIDEOS. We offer approximately 12,000 movie titles in VHS videocassette format and approximately 2,000 movie titles in DVD format for rent or for sale. Our selection includes the most popular new releases as well as classic, foreign and independent films. We also sell DVD and VHS players. Veronis Suhler estimates the total market for the home video market will grow from $18.1 billion in 1999 to $20.2 billion by 2003.

    - MAGAZINES. We sell approximately 200 popular magazines across a number of categories including news, sports, business, entertainment and leisure. Veronis Suhler estimates the total market size for magazines will grow from $7.7 billion in 1998 to $9.1 billion by 2003.

    - MINI-MART. We sell over-the-counter drugs, batteries, film and disposable cameras, bath and personal care products, baby care products and tobacco products. Some of the brands we offer include TYLENOL, DURACELL, KODAK, JOHNSON & JOHNSON and HUGGIES. The National Association of Convenience Stores estimates that the total in-store convenience store market was $164.0 billion in 1998.

    - PRE-RECORDED MUSIC. We sell approximately 2,000 CD titles including the top current music releases and other popular titles in a variety of music categories such as alternative, R&B, classical, rock and roll, country and jazz. We also sell portable CD players. Forrester Research estimates that online music spending will grow from $1.3 billion in 1999 to $4.2 billion in 2004.

    - VIDEO GAMES. We offer approximately 400 video games for rent as well as for sale. We feature popular new releases and a selection of classic games. We also sell gaming consoles by major brands such as Sega, Nintendo and Sony. Veronis Suhler estimates that the total market for video game software will grow from $3.0 billion in 1998 to $5.1 billion by 2003.

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
    In addition to our customary product offerings, we periodically offer seasonal products, such as toys for the holiday season and cards and candy for Valentine's Day.

THE KOZMO WEB SITE

    Our web site is our first point of contact with our customers and the gateway to the Kozmo shopping experience. Our web site is easy to use, convenient and time-saving for our customers. The key features of our web site include:

    LOCALIZED OFFERING. Customers enter their zip codes upon entry to our home page and are then routed automatically to a localized web site that includes not only major nationally branded products but also prominent local brands. We believe that our ability to tailor our product offerings to consumer preferences by region is a competitive advantage and increases customer loyalty.

    HIGHLY INTUITIVE LAYOUT.

                   [A black and white image of the Kozmo.com home page.
                     This image will show a web browser displaying our home page.]

    Our web site design enables consumers to browse intuitively among our products by category or through convenient key word searches. Popular and new DVDs, videocassette and game rental offerings are prominently displayed, enabling consumers to quickly locate those items that are most likely to interest them.

    PERSONALIZATION.   MY KOZMO-TM- is a personalization tool that enables a
user to customize the shopping experience. Users can create a "wish list" of desired movies identified by title or featured performer and are automatically notified when the movie becomes available. We are currently enhancing MY KOZMO-TM- to items that are complementary to each other and suggest related products that a customer might want to add to an order.

    DELIVERY OPTIONS. Our web site enables our customers to choose the time at which an order is delivered, opting for delivery either in under one hour after placing the order or within any other specified one-hour time period during the rest of the day. Our customers can also provide us with special instructions to ensure accurate and timely delivery.

    INFORMATION. We provide consumers with useful product information and helpful third party reviews, allowing them to buy or rent with confidence. We have also developed, and are currently implementing, a system for receiving and publishing our customer reviews. Information on our hours of operation, drop box locations and customer assistance is also easily accessible.

DISTRIBUTION CENTERS

    We currently operate thirteen distribution centers. In three of our six existing markets, we have more than one distribution center. Our distribution centers are approximately 10,000 square feet in size and are located primarily in low-rent areas with access to key thoroughfares. The size of our typical distribution center provides capacity to expand our product offerings. Our business model enables us to quickly establish operations in a new market with a moderate capital expenditure. We now have over two years of experience in operating our distribution centers and have adapted their design to maximize the speed and accuracy of our distribution. We employ a flexible layout of standardized equipment that enables us to easily adjust to evolving product and customer requirements. We are adding automation features to our new distribution centers to improve the efficiency of our operations.

    Each of our distribution centers is linked to our web site through a central web server. The web server routes orders to the distribution center nearest to the customer's zip code. Our proprietary systems manage virtually all operational processes within the center, including product gathering and packaging, inventory management, customer service and delivery route planning. These processes are

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
fully integrated, simplifying distribution and inventory management. For example, we begin gathering items as soon as they are selected by the customer while simultaneously adjusting our inventory database and web site information display to reflect the removal of these items from available stock even before the customer has completed the checkout process. We are currently implementing several key initiatives to enhance our operational efficiency, including using wireless communications, to monitor order fulfillment.

DELIVERY OPERATIONS

    Our proprietary KIDS-TM- system optimizes delivery sequences and routes, minimizing travel distances and maximizing productivity. The system uses operations research models and integrates environmental factors, such as time of day, weather conditions, mode of transportation and product characteristics. Our delivery methods vary depending upon local population density, travel times and order size, and include vans, cars, scooters and bicycles. Future plans call for use of integrated Global Positioning Systems to allow real-time tracking of our delivery personnel, thereby improving the accuracy and efficiency of deliveries.

MARKET EXPANSION

    We currently operate in the following markets:

                                                             DATE OPERATIONS
KOZMO MARKET                                                    COMMENCED
------------                                                 ---------------
New York City..............................................  March 1998
Seattle....................................................  June 1999
San Francisco..............................................  September 1999
Boston.....................................................  September 1999
Washington, D.C............................................  November 1999
Los Angeles................................................  February 2000

    We intend to enter at least ten additional markets by the end of 2000. We select markets and prioritize our expansion schedule by evaluating factors such as the size of the market opportunity, market readiness, competitive activity, and start-up and operational costs. The number of required distribution centers in any particular market will vary depending on the geographic size of the market, its population density, Internet usage, and expected size and frequency of customer order volume. We have conducted in-depth research on potential target markets which have included local visits to 25 cities to gather first-hand market intelligence.

    We have developed a comprehensive plan for opening distribution centers and expanding into new markets. The plan is designed to facilitate a quick launch of our services in a new market once it has been selected. A team of experts work together to set up and prepare each distribution center, including build-out, inventory procurement and systems implementation. The training of managers and staff is provided locally in each market and at our corporate headquarters in New York.

    As demand within a market grows, we may launch additional distribution centers in that market. The implementation time and resources necessary for these expansions are significantly less than for new market entry because we are able to take advantage of existing resources and expertise. These additional distribution centers allow us to increase our coverage area and create economies of scale in operations and marketing.

RELATIONSHIP WITH AMAZON.COM

    We have a strategic relationship with Amazon.com LLC, an affiliate of Amazon.com, Inc., that we believe will increase the use of our delivery infrastructure and allow us to attract other business-to-business partners. In March 2000, we entered into a supply and delivery agreement with Amazon.com LLC to deliver books, music and toy products offered on the Amazon.com web site to its customers in our markets in under one hour. The agreement is subject to establishing mutually acceptable customer service standards and acceptable pricing for the delivery service. In addition, the agreement provides that Amazon.com LLC will engage in selected promotional activities to introduce the Kozmo delivery service to Amazon.com's customer base.

    Amazon.com Inc. is our largest stockholder, and has invested a total of $60 million to-date in Kozmo. See "Principal Stockholders" and "Certain Relationships and Related Transactions" for a further discussion of our relationship with Amazon.com.

RELATIONSHIP WITH STARBUCKS

    We have an exclusive relationship with Starbucks Corporation that we believe will provide additional convenience for our customers, increase our brand awareness and expand our product selection. In February 2000, we entered into a five year strategic agreement with Starbucks to place a drop box in each Starbucks store located in our current and future markets to collect items returned by our customers. The agreement also provides for exclusive joint marketing and promotional activities, such as the placement of the Kozmo brand on Starbucks napkins, cups and posters, free product samples for Starbucks customers that join Kozmo and links to our web site from the Starbucks web site. In addition, we will offer Starbucks products such, as coffee by the pound, teas, ice cream and bottled beverages, for delivery in under one hour. We intend to explore other opportunities with Starbucks, including delivery of hot beverages. Starbucks has invested a total of $25 million in our company.

OTHER STRATEGIC RELATIONSHIPS

    We pursue strategic relationships in order to gain access to additional consumers, build brand recognition, add complementary items to our product offerings and increase the selection of products of other retailers delivered through our distribution networks. In addition to our relationship with Amazon.com and Starbucks, we have established the following relationships:

    COLUMBIA TRISTAR HOME VIDEO. We recently entered into a letter agreement under which Columbia TriStar Home Video, Inc. will provide us with a greater number of movie titles, and more copies of each title than we currently obtain, on VHS cassettes and DVDs, at a substantially lower initial cost than we would otherwise pay, in exchange for a percentage of the rental revenues generated by those titles. We believe this agreement will reduce our initial cash requirements for our rental inventories of VHS cassettes and DVDs and increase the number of titles we carry. Columbia TriStar Home Video will also directly provide us with VHS cassettes and DVDs at a lower cost than we would otherwise pay, for purposes of resale to consumers.

    TICKETMASTER ONLINE--CITYSEARCH. We recently entered into a service licensing and distribution agreement with Ticketmaster Online--CitySearch, Inc., expiring in 2001 pursuant to which we are the exclusive online one-hour delivery service advertised on CitySearch web sites in all cities where both Kozmo and CitySearch operate. We believe that our relationship with CitySearch will increase traffic on our web site and build brand awareness. CitySearch provides web sites for over fifty cities worldwide with detailed information on restaurants, nightlife, movies and the arts. According to Media Metrix, CitySearch web sites were visited by 6.1 million unique users in January 2000. CitySearch will also provide a direct link to a separate web page where users can enter their zip code to access our web site.

    WARNER HOME VIDEO. We recently entered into a licensing agreement with Warner Home Video under which Warner Home Video will provide us with a greater number of movie titles, and more copies of each title than we currently obtain, on VHS cassettes and DVDs, including New Line and HBO titles, at a substantially lower initial cost than we would otherwise pay, in exchange for a percentage of the rental revenues generated by those movie titles. We believe this agreement will reduce our initial cash requirements for our rental inventories of VHS cassettes and DVDs and increase the number of titles we carry. Warner Home Video will also directly provide us with VHS cassettes and DVDs at a lower cost than we would otherwise pay, for purposes of resale to consumers. Under the agreement we issued 1,323,977 shares of Series F convertible preferred stock to Warner Home Video valued at $10 million.

MARKETING AND PROMOTION

    We have implemented a marketing and promotion campaign to increase awareness and acceptance of the Kozmo brand. Our marketing efforts focus on:

    - informing customers of the benefits of our unique service;

    - promoting a consistent, quality brand image;

    - establishing long-lasting relationships with customers;

    - increasing consumer traffic to our web site;

    - increasing order frequency and average order size; and

    - building customer loyalty.

    Our marketing and promotional efforts focus on consumers who value convenience and time-savings. We tailor our advertising to appeal to local tastes in each of our markets. We gather feedback from our customers to enhance our customer service, which we believe will lead to an increase in order frequency. We seek to reinforce the Kozmo name and brand through advertising, promotions, packaging and delivery. We design our public relations strategy to achieve coverage of our business across a wide array of media, including television, radio, billboards, magazines and the Internet.

CUSTOMER SERVICE

    We believe that our ability to establish and maintain long-term relationships with our customers is dependent upon the quality of the experience we provide. We aim to provide premium customer service through three points of contact: our web site, our delivery staff and our customer service representatives.

    Our web site contains extensive information for customers and offers a number of help and feedback options. Our online help desk offers information such as hours of operation, product availability, order tracking, order modification or cancellation and drop box locations. We strive to answer each customer's e-mail within four hours.

    Our delivery staff is a significant part of our focus on customer service. Each Kozmonaut-TM- is a valued employee and is incentivized with competitive compensation. In addition, all salaried employees, including many Kozmonauts-TM-, are eligible to receive stock options. We adhere to rigorous hiring standards to evaluate and select delivery personnel that are courteous and professional in their dealings with our customers. Every new delivery employee is required to complete a two-day training program that communicates and reinforces our commitment to customer service. We conduct follow-up training on an ongoing basis and have implemented a review process to ensure compliance with our standards of customer service.

    Our highly trained customer service representatives are available through our toll-free telephone number seven days a week during operating hours. Calls are prioritized to allow inquiries related to current orders to receive top priority. We have engaged the services of a third party specializing in e-commerce customer support to handle our voice and Internet-based customer inquiries.

    As part of our privacy policy, we do not disclose customer information to third parties.

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
TECHNOLOGY

    Our web site architecture is based upon IBM's Net.Commerce software. This architecture is designed to handle the anticipated growth in our visitor traffic. By combining this architecture with hardware and software from leading providers, such as Oracle, Sun Microsystems and Cisco, we believe that our systems can be expanded as required to serve our technological needs.

    To assist us with power, network and fire-suppression systems in our central server environment, we are co-locating our servers with Global Crossing Global Center, Inc. Future plans contemplate additional co-location arrangements as our geographic expansion continues.

    Our back-office uses the Oracle Enterprise Resource Planning System, which is integrated into our e-commerce systems to provide us with automated accounting and purchasing functionality. Future plans contemplate full auto-replenishment of inventory and a data storage and data mining system for enhanced information processing.

COMPETITION

    We operate in a highly competitive and rapidly evolving market. Our current and future competitors include:

    - ONLINE RETAILERS. These retailers include companies such as Amazon.com, CDNow, Buy.com, Urbanfetch, Webvan, Food.com and HomeGrocer.com as well as a number of smaller privately held companies.

    - STOREFRONT RETAILERS. These retailers include national video stores such as Blockbuster and Hollywood Entertainment, mass merchant retailers such as Wal-Mart and Target, convenience stores such as 7-Eleven and Circle K and grocery stores such as Safeway and Kroger.

    - FULFILLMENT SERVICE PROVIDERS. These service providers include Federal Express, UPS and DHL. These competitors do not currently sell products to consumers or provide same day delivery for retailers but may attempt to enter these markets or provide these services in the future.

    The principal competitive factors that affect our business are shopping convenience, product availability and quality, shopping environment, price and customer service and loyalty. We believe that we compare favorably to the competition with respect to each of these factors, although many of our competitors are able to provide nationwide service which we do not offer. In addition, many of our current and potential storefront and online competitors have longer operating histories than we do, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources. If we fail to compete effectively in any of these areas, we may lose existing and potential customers, which would harm our financial performance.

GOVERNMENT REGULATION

    The law relating to Internet business is evolving. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to new laws and regulations covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of e-commerce may prompt calls for more stringent consumer protection laws regarding the collection and use of personal identifying information obtained from individuals when accessing web sites, with particular emphasis on access by minors. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated actions against at least three online service companies regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties nor do we collect information on consumers through the use of "cookies" placed permanently on customers' hard drives. However, the adoption of such consumer protection laws could create uncertainty in web usage and reduce the demand for our products and services. Additionally, we may be required to incur additional costs in order to comply with new laws or regulations or the laws governing markets in which we may operate in the future.

    We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws were adopted prior to the wide use of the Internet and do not contemplate or address the unique aspects of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet industry. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

    We are subject to a variety of regulations concerning the handling, sale and delivery of food and tobacco products. It is uncertain whether the handling of certain food items in our distribution facility will subject us to regulation by the United States Department of Agriculture. In addition, we are subject to state and local regulations applicable to food and tobacco products. We are required to obtain state licenses and permits for the sale of tobacco products in each location in which we open a distribution center. We cannot assure you that we will be able to obtain any required permits or licenses in a timely manner, or at all. Any applicable federal, state or local regulations or required permits or licenses may cause us to incur substantial compliance costs or delay or prohibit the availability of certain items at one or more of our distribution centers. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on our reputation.

    We are currently evaluating whether to offer alcoholic beverages in certain markets. To do so, we would be required to obtain state, and in some cases county and municipal, licenses and permits for the sale of alcohol in each location in which we deliver such products. We cannot assure you that we would be able to obtain any required permits or licenses in a timely manner, or at all. In addition, the U.S. Congress is considering enacting legislation that would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling alcoholic beverages in one or more of our geographic markets or a portion of those markets where a market extends over two or more licensing jurisdictions.

    As we expand our services, we may become subject to additional laws or regulations, compliance with which could limit the products or services that we provide or otherwise adversely affect our results of operations.

INTELLECTUAL PROPERTY

    We rely on a combination of patent, trademark, copyright and trade secret laws and contractual restrictions to establish and protect our proprietary information, and we regard them as important to our success. We have entered into confidentiality and invention assignment agreements with our employees, consultants and others to limit access to and disclosure of our proprietary information; however, our attempts to protect our proprietary information may prove inadequate.

    We have filed applications for the registration of Kozmo.com-TM-, Kozmo-TM-, the Kozmo.com logo and our slogans "We'll Be Right Over-TM-," "From the Internet to Your Door in Under One Hour-TM-," "From the Internet to Your Desk in Under One Hour-TM-," and "From the Internet to Your Dorm in Under One Hour-TM-" in the United States, although we have not secured registration of any of our marks to date. In August 1999, we filed a provisional patent application with the United States Patent and Trademark Office with respect to our dispatching system. From time to time, we may file additional patent applications covering aspects of our proprietary technology. We currently have no patents protecting our technology. We cannot assure you that any of our pending patent applications will be approved, that any issued patents will protect our intellectual property or that any issued patents or trademark registrations will not be challenged by third parties.

EMPLOYEES

    As of March 10, 2000, we had 445 salaried employees and 2,220 hourly employees. Our employees are not parties to any collective bargaining agreements. We have not experienced any work stoppages, and we consider our employee relations to be good.

FACILITIES

    Our headquarters are located in New York City where we lease approximately 56,000 square feet of office space. In New York City, we currently lease three distribution centers. In Seattle, we currently lease two distribution centers. In Los Angeles, we currently lease five distribution centers. In each of Boston, Washington, D.C., Chicago and San Francisco, we currently lease one distribution center. Generally, we enter into an operating lease for a new distribution center one to three months prior to the opening of that distribution center. We believe that our facilities are adequate for our current needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate at present, and we expect, wherever possible, to lease rather than own our distribution centers in the additional markets we enter.

LEGAL PROCEEDINGS

    From time to time, we may be involved in legal proceedings relating to claims arising out of our ordinary course of business. We believe that there is no litigation pending that could have a material adverse effect on our business, financial condition, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

    Our directors, executive officers and senior management as of the date of this offering and their ages as of December 31, 1999 are as follows:

NAME                                       AGE      POSITION
----                                     --------   --------
Joseph Park............................     28      Chief Executive Officer and Chairman of the Board of
                                                    Directors
Yong Kang..............................     27      President and Director
Gerardo Burdo..........................     34      Senior Vice President and Chief Financial Officer
Kenneth Trevathan......................     53      Senior Vice President and Chief Operating Officer
Christopher Shimojima..................     44      Senior Vice President and Chief Marketing Officer
William Herald.........................     49      Senior Vice President and Chief Technology Officer
Larry Johnson..........................     48      Senior Vice President of International
Scott Evans............................     32      Vice President of Logistics
James Alt..............................     33      Vice President of Supply Chain Management
Andrew Resnick.........................     42      Vice President of Corporate Development
Jack Chen (2)..........................     33      Director
Hugh Evans (1).........................     31      Director
Gerald Gallagher (2)...................     58      Director
Seth Goldstein (1).....................     29      Director
Robert Greene (1)(2)...................     39      Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    JOSEPH PARK co-founded Kozmo with Mr. Kang and has served as our chief executive officer and chairman of the board of directors since July 1997. From July 1996 to July 1997, Mr. Park served as an analyst in the corporate finance division of Goldman, Sachs & Co., where he was involved in public equity, hybrid and investment grade debt offerings, mergers and acquisitions, and financial advisory work. From June 1994 to June 1996, Mr. Park served as an analyst in the investment research department at Goldman, Sachs & Co., covering the consumer durable goods and packaging industries.

    YONG KANG co-founded Kozmo with Mr. Park and has served as our president and a director since July 1997. From July 1996 to July 1997, Mr. Kang was an assistant vice president at Societe Generale in the media and communications group, specializing in senior bank financing, high yield debt and private equity transactions for companies in the broadcasting, cable and entertainment industries. From July 1994 to July 1996, Mr. Kang was a senior analyst in the mergers and acquisitions group of the Toronto-Dominion Bank, specializing in acquisition advisory, private equity and high yield debt transactions for cable, cellular/PCS, paging and broadcasting companies.

    GERARDO BURDO has served as our senior vice president and chief financial officer since November 1999. From 1991 to 1999, Mr. Burdo held various positions at Ethan Allen Inc., most recently as principal financial officer, vice president and treasurer and as a director of Ethan Allen Canada. From 1987 to 1991, Mr. Burdo held various positions at KPMG LLP.

    KENNETH TREVATHAN has served as our senior vice president and chief operating officer since November 1999. From 1984 to 1999, Mr. Trevathan held executive positions in various divisions at Federal Express, most recently as managing director of the logistics and electronic commerce operations of its North American operations. Mr. Trevathan currently serves as a member of the board of directors of Dormnow.com.

    CHRISTOPHER SHIMOJIMA has served as our senior vice president and chief marketing officer since December 1999. From 1994 to 1999, Mr. Shimojima held various positions at AT&T, including vice president and general manager of the 10-10-345 Lucky Dog business and vice president of national retention marketing. From 1992 to 1994, Mr. Shimojima was the director of brand strategy at PepsiCo.

    WILLIAM HERALD has served as our senior vice president and chief technology officer since February 2000. From 1996 to 2000, Mr. Herald served as a vice president and chief information officer of the Coca-Cola Company. From 1988 to 1996, he was a partner at Ernst & Young and became the national director for the firm's Center for Technology Enablement.

    LARRY JOHNSON has served as our senior vice president of international since February 2000. From 1993 to 2000, Mr. Johnson was the vice president of franchising in the international division of Toys 'R' Us. From 1991 to 1993, he was a director of merchandise planning and allocation at Limited Corporation. From 1987 to 1991, Mr. Johnson was a division vice president in various merchandising capacities at Carter Hawley Hale.

    SCOTT EVANS has served as our vice president of logistics since August 1999. From 1990 to 1999, Mr. Evans held various positions at United Parcel Service including industrial engineering manager, financial services manager, corporate strategic operations manager and operations supervisor.

    JAMES ALT has served as our vice president of supply chain management since October 1999. From 1998 to 1999, Mr. Alt was a management consultant at Ernst & Young. From 1989 to 1996, he held various corporate positions at Target.
Mr. Alt currently serves as a member of the board of directors of Autoprof.com.

    ANDREW RESNICK has served as our vice president of corporate development since October 1999. From 1994 to 1999, Mr. Resnick served as executive vice president of operations and marketing for Timothy's World Coffee. From 1990 to 1994, he was a regional director of operations for Blockbuster Video.

    JACK CHEN was elected a director of our company in October 1999. Mr. Chen is a founder of StarMedia Network, a Latin American Internet portal company, and has been its president and one of its directors since March 1996. From 1995 to March 1996, Mr. Chen was a vice president at S.L. Chen & Associates. Prior to that, Mr. Chen held various positions at CS First Boston Investment Management.

    HUGH EVANS was elected a director of our company in December 1998.
Mr. Evans has been a principal with Stonington Partners, a private equity firm, since 1994. Mr. Evans was an analyst at Merrill Lynch Capital Partners, the predecessor to Stonington Partners, from 1992 to 1994. Mr. Evans is also a director of Explore, Inc., Lincoln Technical Institute, Inc., FoodTrader.com, and Younology.com.

    GERALD GALLAGHER was elected a director of our company in October 1999. Since 1987, Mr. Gallagher has been a general partner in Oak Investment Partners. From 1977 to 1987, Mr. Gallagher was vice chairman of Dayton Hudson Corporation, where he served in both operating and staff positions. Mr. Gallagher also is a director of Garden.com, Zany Brainy, and PF Chang's China Bistro.

    SETH GOLDSTEIN was elected a director of our company in October 1999. Since January 1999, Mr. Goldstein has been an investment principal at Flatiron Partners. In 1998, Mr. Goldstein created a new digital convenience service for mobile professionals called root.net. From June 1997 to May 1998, Mr. Goldstein served as senior vice president of the CKS Group. From 1995 to June 1997, Mr. Goldstein served as the chief executive officer of SiteSpecific, which he founded, until it was acquired by the CKS Group. Mr. Goldstein is also a director of Valassis Communications, Planetfeedback.com, Quixi, the Internet Appliance Network, Scout Electromedia and Sonata.com.

    ROBERT GREENE was elected a director of our company in October 1999. Since June 1999, Mr. Greene has been a managing partner at Flatiron Partners. From August 1994 to May 1999, Mr. Greene served as a general partner and principal at Chase Capital Partners and helped build the firm's technology and Internet business. Mr. Greene also is a director of each of Multex.com, Kinkos.com and Resonate.com.

BOARD OF DIRECTORS

    We currently have eight directors. Currently each director is elected for a term of one year. There are no family relationships among any of our directors or executive officers.

    Upon completion of the offering our board of directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

BOARD COMMITTEES

    Our board of directors established an audit committee and a compensation committee. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews our internal accounting procedures and the scope and results of audit and other services by our independent accountants and reviews the accounting principals to be used in the preparation of our financial statements. The audit committee currently consists of Hugh Evans, Robert Greene and Seth Goldstein, each of whom is an independent director under the rules of the National Association of Securities Dealers, Inc. The compensation committee reviews and makes recommendations to the board of directors regarding our stock plans and compensation of our officers. The compensation committee also establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Robert Greene, Gerald Gallagher and Jack Chen.

DIRECTOR COMPENSATION

    We reimburse our directors for their out-of-pocket expenses incurred in the performance of their duties as directors but do not pay to any of our directors cash compensation for these services. We have in the past granted and will continue to grant stock options to our directors. Directors are also eligible to participate in our 1997 Stock Option Plan, 1999 Stock Option Plan and 1999 Incentive Stock Plan. On August 16, 1999, we granted Mr. Evans an option to purchase 50,000 shares of common stock at an exercise price of $1.11 per share under our 1999 Stock Option Plan, and on February 15, 2000, we granted
Mr. Evans an option to purchase 50,000 shares of common stock at an exercise price of $4.41 per share under our 1999 Incentive Stock Option Plan. Under the 1999 Incentive Stock Plan we granted Mr. Chen options to purchase 100,000 shares of common stock at an exercise price of $1.80 per share and 100,000 shares of common stock at an exercise price of $4.41 per share. For additional information, see "Stock Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors. No member of our compensation committee has at any time been an officer or employee of our company. However, we have issued in private placement transactions shares of preferred stock to Flatiron Partners, Oak Investment Partners and entities affiliated with them. Mr. Greene is a managing partner of Flatiron Partners and Mr. Gallagher is a general partner of Oak Investment Partners. See

"Certain Relationships and Related Transactions" for a description of the transactions between us, Flatiron Partners, Oak Investment Partners and entities associated with them.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation paid by us during the year ended December 31, 1999 to our chief executive officer and our four other mostly highly compensated executive officers (collectively, the "named executive officers") for services rendered in all capacities to Kozmo.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                             -------------------
                                                        1999 COMPENSATION        SECURITIES
                                                       -------------------       UNDERLYING
NAME AND PRINCIPAL POSITION                             SALARY     BONUS           OPTIONS
---------------------------                            --------   --------   -------------------
Joseph Park..........................................  $127,885    $   --          650,000
  Chief Executive Officer

Yong Kang............................................    73,077        --          650,000
  President

Gerardo Burdo(1).....................................    38,462        --          582,026
  Chief Financial Officer

Kenneth Trevathan(2).................................    48,077    15,000          994,920
  Chief Operating Officer

Christopher Shimojima(3).............................        --        --          800,000
  Chief Marketing Officer

------------------------

1. Mr. Burdo was hired as chief financial officer in November 1999. On an annualized basis, Mr. Burdo's salary would have been $200,000.

2. Mr. Trevathan was hired as chief operating officer in November 1999. On an annualized basis, Mr. Trevathan's salary would have been $250,000.

3. Mr. Shimojima was hired as chief marketing officer in December 1999. On an annualized basis, Mr. Shimojima's salary would have been $200,000.

OPTION GRANTS

    The following table sets forth information regarding stock options granted to each of the named executive officers during the year ended December 31, 1999. The options were granted under our 1999 Incentive Stock Option Plan and are subject to the terms of that plan. These options were granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors on the date of grant. Except as the compensation committee may otherwise determine, 25% of the options granted under the plan will become exercisable twelve months following the date of grant, and 1/48(th) of the options will vest each month thereafter, on the last day of the month, until all the options are vested. As described below under "Employment Contracts and Change in Control Arrangements", the options granted to each of our named executive officers are subject to accelerated vesting in certain specified circumstances. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock performance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                 POTENTIAL REALIZABLE
                                          -------------------------------------------      VALUE AT ASSUMED
                                           PERCENT OF                                    ANNUAL RATES OF STOCK
                           NUMBER OF      TOTAL OPTIONS                                 PRICE APPRECIATION FOR
                          SECURITIES       GRANTED TO                                         OPTION TERM
                          UNDERLYING      EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------
NAME                    OPTIONS GRANTED    FISCAL YEAR      PER SHARE         DATE          5%          10%
----                    ---------------   -------------   --------------   ----------   ----------   ----------
Joseph Park...........      650,000           10.0%            $1.80        10/04/09      377,000    1,293,500
Yong Kang.............      650,000           10.0              1.80        10/04/09      377,000    1,293,500
Gerardo Burdo.........      582,026            9.0              1.80        11/01/09      925,421    2,089,473
Kenneth Trevathan.....      994,920           15.3              1.80        11/27/09    2,556,944    5,123,838
Christopher
  Shimojima...........      800,000           12.3              1.80        12/06/09    2,328,000    4,560,000

STOCK PLANS

    All three of our stock option plans provide for the grant of options to purchase our common stock to directors, officers, full-time employees, advisors and others affiliated with us. As of December 31, 1999, we had awarded options relating to an aggregate of 2,225,500 shares under the 1999 Stock Option Plan and the 1997 Stock Option Plan. The apportionment is as follows: 220,000 options were awarded to our directors and advisers (200,000 at an exercise price of $1.11 per share for directors and 20,000 at an exercise price of $0.21 per share for advisers), and 2,005,500 options were awarded to employees (180,000 options at an exercise price of $0.20 per share, 1,182,500 options at an exercise price of $0.21 per share, 92,500 options at an exercise price of $0.29 per share and 550,500 options at an exercise price of $1.11 per share).

    As of December 31, 1999, we had awarded options relating to an aggregate of 5,587,696 shares under the 1999 Incentive Stock Option Plan. The apportionment is as follows: 100,000 options were awarded to our directors at an exercise price of $1.80 per share, 3,676,946 options were awarded to our executive officers at an exercise price of $1.80 per share, and 1,810,750 options were awarded to other employees at varying exercise prices.

1999 INCENTIVE STOCK OPTION PLAN

    We are authorized to issue options to purchase up to an aggregate of 11,613,546 shares of our common stock under the 1999 Incentive Stock Option Plan. The Incentive Plan became effective on October 4, 1999, and was amended and restated as of March 16, 2000. The Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee determines persons eligible to receive options, the number of shares for which options are granted, the option price, whether options will be non-qualified stock options or incentive stock options, the time when the options may be granted and exercised, the vesting schedule for the options, and the terms and provisions of the agreements by which the options will be evidenced.

    The option price per share of common stock underlying each non-qualified stock option granted under the Incentive Plan generally will be the book value of our common stock on the date of grant as determined in accordance with generally accepted accounting principles. The maximum term of options granted under the Incentive Plan is ten years. However, incentive stock options granted to holders of more than 10% of our common stock must have option prices of not less than 110% of the fair market value of our common stock on the date of grant and maximum terms of five years. Except as the compensation committee may otherwise determine, 25% of the options granted under the plan will become exercisable after twelve months following the date of grant, and thereafter 1/48(th) of the options will vest following each subsequent month period, on the last day of the month, until all the options are vested.

    If an optionee's affiliation with us terminates for any reason other than death, any fully vested options held by that optionee will remain exercisable until the earlier of 90 days from the date of termination and the expiration date of the option. If we terminate an optionee's affiliation for cause, the optionee immediately forfeits the right to exercise any option granted under this plan. If an optionee's affiliation terminates as a result of a disability, all options held by that optionee will remain exercisable until the earlier of one year after the date of cessation of services and the expiration date of the option. In the event of the death of an optionee, the options will be exercisable by the person to whom such optionee's rights pass by will or by the laws of descent and distribution within the earlier of six months after the date of such death or the expiration date of the options.

    Upon a change in control, all outstanding options under the Incentive Plan will be fully vested and nonforfeitable. Upon changes in stock due to changes in corporate structure and distributions to stockholders, the Incentive Plan provides for adjustments as to the classes and maximum number of shares subject to the Incentive Plan and the classes and number of shares and price per share subject to then outstanding options. If we are involved in a dissolution, liquidation, merger, or a combination in which we are not the surviving corporation, then each outstanding option granted will terminate 30 days after the effective date of the dissolution, liquidation, merger, or consolidation. Within this 30 day period, the optionee may exercise his option to the extent it will not have previously been exercised.

1999 STOCK OPTION PLAN

    The 1999 Stock Plan became effective on May 1, 1999 and is administered by the compensation committee of our board of directors. We are authorized to issue options to purchase up to an aggregate of 2,000,000 shares of common stock under the plan. Except as the committee may otherwise determine, 25% of the options granted under the plan will become exercisable twelve months following the date of grant and 1/48(th) of the options will vest each month thereafter, on the last day of the month, until all the options are vested. Upon a change in control or a sale of our common stock pursuant to an initial public offering, all outstanding options under the 1999 Stock Plan will be fully vested and exercisable.

1997 STOCK OPTION PLAN

    The 1997 Stock Plan was approved in a meeting of the board of directors and stockholders on June 30, 1997. We are authorized to issue options to purchase up to an aggregate of 1,500,000 shares of common stock under the plan. Except as the board of directors or committee may otherwise determine, 25% of the options granted under the plan will become exercisable twelve months following the date of grant and 1/48(th) of the options will vest each month thereafter, on the last day of the month, until all the options are vested. Upon a change in control or a sale of our common stock pursuant to an initial public offering, all outstanding options under the 1997 Stock Plan will be fully vested and exercisable.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    We have entered into the following employment and change of control arrangements with our current officers. For a description of arrangements with our officers, directors, and substantial stockholders, see "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENTS WITH JOSEPH PARK AND YONG KANG

    On October 4, 1999, we entered into an employment agreement with each of Joseph Park and Yong Kang. Mr. Park serves as our chief executive officer and Mr. Kang serves as our president. The agreements with Messrs. Park and Kang expire in September 2001 and October 2001, respectively, but each agreement will be extended automatically for successive one-year terms, unless a party to either agreement gives notice declining to renew.

    Messrs. Park and Kang receive annual salaries of $150,000 and $100,000, respectively. They may participate in all long-term incentive plans and programs, including annual incentive bonus programs approved by our board of directors. Under our 1999 Incentive Stock Option Plan, Messrs. Park and Kang have each been granted options to purchase 650,000 shares of our common stock at an exercise price of $1.80 per share. Mr. Park has been granted additional options to purchase 1,000,000 shares of our common stock at an exercise price of $4.41 per share, and Mr. Kang has been granted additional options to purchase 500,000 shares of our common stock at an exercise price of $4.41 per share. We may terminate employment of Mr. Park or Mr. Kang for cause at any time by written notice. If we terminate the employment of either Mr. Park or Mr. Kang other than for cause, or if either resigns for good reason, that officer will be entitled to receive severance payment in a lump sum equal to one year of his then base salary, and all of his unvested stock options will become fully vested. Under the employment agreements, good reason includes the occurrence of a change in control.

    Each of Mr. Park and Mr. Kang is subject to post-termination non-competition and non-solicitation covenants of one year periods, or two years in the case of termination of employment for cause or resignation without good reason, and to confidentiality covenants of unlimited duration.

LETTER AGREEMENT WITH GERARDO BURDO

    We entered into a letter agreement with Gerardo Burdo, effective
November 1, 1999, under which Mr. Burdo serves as a senior vice president and our chief financial officer. Mr. Burdo receives an annual base salary of $200,000 and is entitled to our standard benefits covering employees, as may be in effect from time to time.

    Mr. Burdo has been granted options to purchase 582,026 shares of our common stock at an exercise price of $1.80 per share and 20,000 shares of our common stock at an exercise price of $4.41 per share under our 1999 Incentive Stock Option Plan. These options generally will vest over four years, with 25% of the options vesting upon the one-year anniversary of the date of grant and the remainder of the options vesting on a prorated monthly basis thereafter, subject to the provisions of the plan and Mr. Burdo's continued employment with us. A percentage of these options, based on Mr.Burdo's tenure with us, will vest automatically upon the completion of this offering, with the remaining options following the normal vesting schedule.

LETTER AGREEMENT WITH KENNETH TREVATHAN

    We entered into a letter agreement with Kenneth Trevathan, effective November 15, 1999, under which Mr. Trevathan serves as a senior vice president and our chief operating officer. Mr. Trevathan received a $15,000 bonus upon the signing of the letter agreement and receives an annual base salary of $250,000, as well as a targeted bi-annual bonus of 20% of his annual base salary.
Mr. Trevathan is also entitled to life and personal liability insurance policies. If we terminate Mr. Trevathan's employment for reasons other than cause, he will be entitled to salary continuation for up to three months.

    Mr. Trevathan has been granted options to purchase 994,920 shares of our common stock at an exercise price of $1.80 per share and 10,000 shares of our common stock at an exercise price of $4.41 per share under our 1999 Incentive Stock Option Plan. The options will vest over four years, with 25% of the options vesting upon the one-year anniversary of the date of grant and the remainder of the options vesting on a prorated monthly basis thereafter, subject to the provisions of the plan and Mr. Trevathan's continued employment with us. All accrued options will vest immediately upon the completion of this offering or a change in control.

LETTER AGREEMENT WITH CHRISTOPHER SHIMOJIMA

    We entered into a letter agreement with Christopher Shimojima, effective December 20, 1999, under which Mr. Shimojima serves as a senior vice president and our chief marketing officer. Mr. Shimojima receives an annual base salary of $200,000 and unspecified bi-annual bonuses. Mr. Shimojima is entitled to standard benefits covering our employees and we will reimburse him for certain insurance-related payments made by him.

    Mr. Shimojima has been granted options to purchase 800,000 shares of our common stock at an exercise price of $1.80 per share under our 1999 Incentive Stock Option Plan. The options will vest over four years, with 25% of the options vesting upon the one-year anniversary of the date of grant and the remainder of the options vesting on a prorated monthly basis thereafter, subject to the provisions of our incentive plan and Mr. Shimojima's continued employment with us.

LETTER AGREEMENT WITH WILLIAM HERALD

    We entered into a letter agreement with William Herald, effective
February 14, 2000, under which Mr. Herald serves as a senior vice president and our chief technology officer. Mr. Herald receives an annual base salary of $300,000 and an unspecified annual bonus. Mr. Herald will be entitled, during the term of his employment, to standard benefits covering our employees.

    Mr. Herald has been granted options to purchase 1,000,000 shares of our common stock at an exercise price of $4.41 per share under our 1999 Incentive Stock Option Plan. The options will vest over four years, with 25% of the options vesting upon the one-year anniversary of the date of grant and the remainder of the options vesting on a prorated monthly basis thereafter, subject to the provisions of our incentive plan and Mr. Herald's continued employment with us. Upon the completion of this offering, 100,000 of Mr. Herald's options will vest automatically, with the remaining 900,000 options continuing to be subject to the normal four-year vesting schedule. In the event of a change in control, all of Mr. Herald's unvested options will vest immediately.

    We may terminate Mr. Herald's employment for cause at any time. If we terminate Mr. Herald's employment without cause or if Mr. Herald resigns with good reason, including in connection with a change in control, Mr. Herald is entitled to a severance payment in a lump sum equal to one-half times the sum of: (i) his annual salary as in effect on the date of termination, or, if greater, the date immediately before the event giving rise to good reason, and
(ii) his annual bonus for the last completed fiscal year (or his target annual bonus for 2000, if termination occurs in 2000). We also will pay accrued compensation and vested benefits if we terminate Mr. Herald's employment without cause or if Mr. Herald resigns with good reason. If Mr. Herald resigns in connection with a change in control, we will "gross up" Mr. Herald for any excise taxes that may be imposed on him under Internal Revenue Code
Section 280G.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our amended and restated certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for the following:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemption; or

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liability arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief and recission.

    Our amended and restated certificate of incorporation provides that we are required to indemnify any individual made a party to a proceeding because that individual is or was a director, officer, employee or agent of Kozmo.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2000, and as adjusted to reflect the sale of the common stock offered by us under this prospectus by:

    - each person known by us to own beneficially more than 5% of our common stock;

    - each of our directors and named executive officers; and

    - all directors and executive officers as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o Kozmo.com, Inc., 80 Broad Street, New York, New York 10004. Except as otherwise indicated in the footnotes to the table, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned by such stockholders, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock that a person has the right to acquire within 60 days of March 17, 2000 are deemed outstanding. Those shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percent of beneficial ownership for each stockholder is based on 77,272,703 shares of common stock outstanding as of March 17, 2000, which assumes that all of our convertible preferred stock outstanding on that date is converted, on a one-for-one basis, into common stock
and       shares of common stock outstanding after this offering.

                                                                             PERCENT BENEFICIALLY
                                                                                     OWNED
                                                              BENEFICIALLY   ---------------------
                                                                 OWNED        BEFORE       AFTER
NAME                                                             SHARES      OFFERING    OFFERING
----                                                          ------------   ---------   ---------
Amazon.com, Inc.(1).........................................   29,659,275      31.8%
  1200 12th Avenue South
  Suite 1200
  Seattle, Washington 98144

Chase Venture Capital Associates, L.P.......................    7,441,686       9.6
  c/o Chase Capital Partners
  380 Madison Avenue
  New York, New York 10017

Oak Investment Partners(2)..................................    7,138,159       9.2
  90 South 7th Street
  Suite. 4550
  Minneapolis, Minnesota 55402

SOFTBANK(3).................................................    6,894,990       8.9
  10 Langley Road
  Suite 403
  Newton Center, Massachusetts 02459

Gerald Gallagher(4).........................................    7,138,159       9.2

Joseph Park.................................................    6,000,000       7.8

Yong Kang...................................................    4,000,000       5.2

Hugh Evans(5)...............................................    2,755,460       3.6

Robert Greene(6)............................................    2,425,501       3.1

Seth Goldstein(7)...........................................    2,425,501       3.1

Jack Chen(8)................................................      672,833         *

                                                                             PERCENT BENEFICIALLY
                                                                                     OWNED
                                                              BENEFICIALLY   ---------------------
                                                                 OWNED        BEFORE       AFTER
NAME                                                             SHARES      OFFERING    OFFERING
----                                                          ------------   ---------   ---------
Gerardo Burdo(9)............................................      126,393         *

Kenneth Trevathan(10).......................................       86,423         *

Christopher Shimojima.......................................       14,733         *

William Herald(11)..........................................      100,000         *

All executive officers and directors as a group (11
  persons)(12)..............................................   25,745,003      33.1

------------------------

* Less than 1%

(1) Includes 16,060,000 shares of convertible preferred stock issuable pursuant to warrants exercisable within 60 days of March 17, 2000.

(2) Includes 7,002,534 shares of convertible preferred stock owned by Oak Investment Partners VIII Limited Partnership and 135,625 shares of convertible preferred stock owned by Oak VIII Affiliates Fund Limited Partnership.

(3) Includes 98,598 shares of convertible preferred stock owned by SOFTBANK Capital Advisors Fund LP and 6,796,392 shares of convertible preferred stock owned by SOFTBANK Capital Partners LP.

(4) Includes 7,002,534 shares of convertible preferred stock owned by Oak Investment Partners VIII Limited Partnership and 135,625 shares owned by Oak VIII Affiliates Fund Limited Partnership. Mr. Gallagher is a general partner of Oak Investment Partners, which is the general partner of Oak Investment Partners VIII Limited Partnership and Oak VIII Affiliates Fund Limited Partnership, and disclaims beneficial ownership of such shares.

(5) Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of March 17, 2000, 2,189,827 shares owned by Merion Partners and 132,398 shares owned by eTrillium, LLC. Mr. Evans is a limited partner of Merion Partners and a member of eTrillium, LLC and disclaims beneficial ownership of such shares.

(6) Includes 2,425,501 shares of convertible preferred stock owned by Flatiron Partners. Mr. Greene is a managing partner of Flatiron Partners and disclaims beneficial ownership of such shares.

(7) Includes 2,425,501 shares of convertible preferred stock owned by Flatiron Partners. Mr. Goldstein is a principal of Flatiron Partners and disclaims beneficial ownership of such shares.

(8) Includes 200,000 shares issuable upon exercise of options exercisable within 60 days of March 17, 2000 and 100,622 shares owned by EQUUSFUND LLC. Mr. Chen is a member of EQUUSFUND LLC and disclaims beneficial ownership of such shares.

(9) Includes 58,397 shares issuable upon exercise of options exercisable within 60 days of March 17, 2000 and 31,505 shares of Series E convertible preferred stock held by PaineWebber as IRA custodian for Mr. Burdo.

(10) Includes 86,423 shares issuable upon exercise of options exercisable within 60 days of March 17, 2000.

(11) Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of March 17, 2000.

(12) Includes an aggregate of 544,820 shares issuable upon the exercise of options, 2,425,501 shares owned by Flatiron Partners, 2,189,827 shares beneficially owned by Merion Partners, 132,398 shares beneficially owned by eTrillium, LLC, 7,002,534 shares beneficially owned by Oak Investment

    Partners, and 108,622 shares beneficially owned by EQUUSFUND LLC.
    Messrs. Greene and Goldstein, managing partner and principal, respectively, of Flatiron Partners, disclaim beneficial ownership of such shares.
    Mr. Evans, limited partner of Merion Partners and member of eTrillium, LLC, disclaims beneficial ownership of such shares. Mr. Gallagher, general partner of Oak Investment Partners, disclaims beneficial ownership of such shares. Mr. Chen, member of EQUUSFUND LLC, disclaims beneficial ownership of such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since our inception, we have issued and sold shares of our capital stock and warrants to acquire shares of our capital stock as follows:

    - 10,512,500 shares of common stock at a weighted average price of $.01 per share;

    - 1,133,332 shares of Series A convertible preferred stock at a price of $.21 per share in November 1997;

    - an aggregate of 4,998,517 shares of Series B convertible preferred stock at a weighted average price of $.21 per share, consisting of 3,206,707 shares in December 1998 and 1,791,810 shares in January 1999;

    - 2,508,500 shares of Series C convertible preferred stock at a price of $1.11 per share in April 1999;

    - 15,616,119 shares of Series D convertible preferred stock at a price of $1.80 per share in October 1999;

    - an aggregate of 27,198,554 shares of Series E convertible preferred stock at a price of $4.41 per share, consisting of 19,859,568 shares in December 1999 and 7,338,986 shares in January 2000;

    - 15,305,181 shares of Series F convertible preferred stock at a price of $7.55 per share in March 2000;

    - warrants to purchase an aggregate of 50,000 shares of common stock at a price of $.001 per share issued in September 1999;

    - warrants to purchase 4,513,472 shares of Series E convertible preferred stock at a price of $4.41 per share and 3,692,140 shares of Series E convertible preferred stock at a price of $5.52 per share, in each case in December 1999;

    - warrants to purchase an aggregate of 8,672,676 shares of Series E convertible preferred stock, 22,676 issued in January 2000 at a price of $4.41 per share and 8,650,000 issued in March 2000 at a price of $5.52;

    - warrants to purchase 2,699,145 shares of Series F convertible preferred stock at a price of $7.55 per share issued in March 2000; and

    - warrants to purchase 13,240 shares of common stock at a price of $7.55 per share issued in March 2000.

STOCK ISSUANCES TO OUR DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

    The following describes the shares of capital stock purchased by our executive officers, directors and 5% stockholders and person and entities associated with them in the private placement transactions described above. Shares held by affiliated persons and entities have been added together for the purposes of this chart.

                                        SERIES B      SERIES C      SERIES D      SERIES E      SERIES F       OPTIONS
                                       CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   TO PURCHASE
                            COMMON      PREFERRED     PREFERRED     PREFERRED     PREFERRED     PREFERRED      COMMON
INVESTOR                     STOCK        STOCK         STOCK         STOCK         STOCK         STOCK         STOCK
--------                   ---------   -----------   -----------   -----------   -----------   -----------   -----------
Amazon.com, Inc..........         --           --            --            --    13,599,275            --            --
SOFTBANK(1)..............         --           --            --            --     6,233,001       661,989            --
Chase Venture Capital
  Associates L.P.........         --           --            --     5,226,667     1,741,432       473,587            --
Oak Investment
  Partners(2)............         --           --            --     4,333,333     2,142,837       661,989            --
Joseph Park(3)...........  6,160,000           --            --            --            --            --     1,650,000
Yong Kang(4).............  4,190,000           --            --            --            --            --     1,150,000
Gerardo Burdo............         --           --            --            --        67,996            --       602,026
Kenneth Trevathan........         --           --            --            --            --            --     1,004,920
Christopher Shimojima....         --           --            --            --        14,733            --       800,000
Hugh Evans(5)............         --    2,523,062            --            --            --       132,398       100,000
Robert Greene(6).........         --           --            --     1,440,000       797,099       188,402            --
Seth Goldstein(7)........         --           --            --     1,440,000       797,099       188,402            --
Gerald Gallagher(8)......         --           --            --     4,333,333     2,142,837       661,989            --
Jack Chen(9).............         --           --        90,000        55,556       226,655       100,622       200,000
Warren Jenson(10)........         --           --            --            --    13,599,275            --            --

                           OUTSTANDING
                            WARRANTS
                           TO PURCHASE
                            SERIES E
                           CONVERTIBLE
                            PREFERRED
INVESTOR                      STOCK
--------                   -----------
Amazon.com, Inc..........  16,060,000
SOFTBANK(1)..............          --
Chase Venture Capital
  Associates L.P.........          --
Oak Investment
  Partners(2)............          --
Joseph Park(3)...........          --
Yong Kang(4).............          --
Gerardo Burdo............          --
Kenneth Trevathan........          --
Christopher Shimojima....          --
Hugh Evans(5)............          --
Robert Greene(6).........          --
Seth Goldstein(7)........          --
Gerald Gallagher(8)......          --
Jack Chen(9).............          --
Warren Jenson(10)........  16,060,000

------------------------
(1) Inclues 89,132 and 6,143,869 shares of Series E convertible preferred stock held and 9,466 and 652,523 shares of Series F convertible preferred stock by SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital Partners LP, respectively.

(2) Includes 4,251,000 and 82,333 shares of Series D convertible preferred stock, 2,102,123 and 40,714 shares of Series E convertible preferred stock and 649,411 and 12,578 shares of Series F convertible preferred stock held by Oak Investments Partners VIII, Limited Partnership and Oak VIII Affiliates Fund Limited Partnership, respectively.

(3) Includes 160,000 shares held by James Park. Mr. Park is the father of Joseph Park.

(4) Includes 190,000 shares held by Charlie Kang. Mr. Kang is the father of Yong Kang.

(5) Includes 2,189,827 shares of Series B convertible preferred stock held by Merion Partners and 132,398 shares of Series F convertible preferred stock held by eTrillium, LLC. Mr. Evans is a limited partner of Merion Partners and a member of eTrillium, LLC.

(6) Includes 133,333 and 1,306,667 shares of Series D convertible preferred stock held by Flatiron Associates, LLC and The Flatiron Fund 1998/99, LLC, respectively and 50,771 and 746,328 shares of Series E convertible preferred stock and 13,240 and 175,162 shares of Series F convertible preferred stock held by Flatiron Associates, LLC and The Flatiron Fund, 2000, respectively. Mr. Greene is a managing member of Flatiron Associate, LLC, The Flatiron Fund 1998/99 LLC and The Flatiron Fund 2000 LLC.

(7) Includes 133,333 and 1,306,667 shares of Series D convertible preferred stock held by Flatiron Associates, LLC and The Flatiron Fund 1998/99, LLC, respectively and 50,771 and 746,328 shares of Series E convertible preferred stock and 13,240 and 175,162 shares of Series F convertible preferred stock held by Flatiron Associates, LLC and The Flatiron Fund, 2000, respectively.

(8) Includes 4,251,000 and 82,333 shares of Series D convertible preferred stock, 2,102,123 and 40,714 shares of Series E convertible preferred stock and 649,411 and 12,578 shares of Series F convertible preferred stock held by Oak Investment Partners VIII Limited Partnership and Oak VIII Affiliates Fund Limited Partnership, respectively. Mr. Gallagher is a managing member of the general partners to Oak Investment Partners VIII Limited Partnership and Oak VIII Affiliates Fund Limited Parnership.

(9) Includes 100,622 shares of Series E convertible preferred stock held by EQUUSFUND LLC.

(10) Includes 13,599,275 shares of Series E convertible preferred stock and warrants to purchase 16,060,000 shares of Series E convertible preferred stock held by Amazon.com, Inc.

TRANSACTIONS WITH AMAZON.COM

    In March 2000, we entered into a supply and delivery agreement with Amazon.com LLC, an affiliate of Amazon.com, Inc., one of our 5% stockholders, to provide Amazon.com customers with the option of having books, music and toy products delivered under one hour. For more information regarding the agreement with Amazon.com see "Business--Relationship with Amazon.com."

    In March 2000, we granted a fully vested warrant to purchase 8,650,000 shares of Series E convertible preferred stock to Amazon.com, Inc. at an exercise price of $5.52 per share. This warrant expires upon the earlier of an initial public offering of our common stock in which certain criteria are met or March 2005.

    In December 1999, we granted fully vested warrants to purchase 3,717,860 and 3,692,140 shares of Series E preferred stock to Amazon.com, Inc. at exercise prices of $4.41 and $5.52 per share, respectively. These warrants expire upon the earlier of an initial public offering of our common stock, in which certain criteria are met, or December 2004.

    In December 1999, we issued 13,599,275 shares of Series E convertible preferred stock to Amazon.com, Inc. at $4.41 per share for an aggregate purchase price of $60.0 million.

OTHER TRANSACTIONS

    The following members of our board of directors are affiliated with investors that participated in the transactions listed above: Robert Greene and Seth Goldstein (Flatiron Partners and entities affiliated with Flatiron Partners), Hugh Evan (Merion Partners) and Jerry Gallagher (Oak Investment Partners).

    In September 1999, we entered into consulting agreements with Monkey Rock Ventures and various other consultants pursuant to which we granted warrants to purchase 50,000 shares of common stock, at an exercise price of $.001 per share, for advisory services provided to Kozmo. Gideon J. Stein, one of the consultants to whom a warrant was granted, is the son of Robert Stein, a former director of ours.

REGISTRATION RIGHTS AGREEMENTS

    We have entered into a registration rights agreement with Joseph Park, Yong Kang and the holders of Series B, C, D, E and F convertible preferred stock that gives those stockholders demand, piggyback and shelf registration rights. Any time after we complete this offering, the holders of 33% of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act. Additionally, the holders of the registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file.

    For a more detailed description of these registration rights agreements, see "Description of Capital Stock--Registration Rights."

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of the offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $.01 per share.

COMMON STOCK

    As of December 31, 1999, there were 10,512,500 shares of our common stock outstanding that were held of record by twelve stockholders. After giving effect to this offering and the conversion of all of our convertible preferred stock outstanding as of December 31, 1999 and our Series E and Series F convertible preferred stock issued in January and March 2000 into 66,760,203 shares of
common stock upon the closing of this offering, there will be         shares of
common stock outstanding, assuming no exercise of the underwriters' over-allotment option.

    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of Kozmo, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights.

PREFERRED STOCK

    Upon the closing of the offering, the board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

    The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Kozmo without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock. As of the closing of this offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

WARRANTS

    As of December 31, 1999, there were outstanding warrants to purchase an aggregate of 50,000 shares of our common stock, at an exercise price of $.001 per share. These warrants expire, if not exercised, in September 2009. Warrants to purchase 13,240 shares of common, at an exercise price of $7.55 per share, were issued in March 2000 and expire upon the earlier of an initial public offering of our common stock or March 2002.

    Warrants to purchase 16,878,288 shares of our Series E convertible preferred stock are outstanding, including warrants to purchase 8,672,676 shares of Series E convertible preferred stock issued subsequent to December 31, 1999. Warrants to purchase 16,878,288 shares of our Series E convertible preferred stock will expire upon the earlier of an initial public offering of our common stock in which certain criteria are met or at dates between December 2004 and March 2005.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CHARTER DOCUMENTS

    Provisions of Delaware law and our charter documents could make the acquisition of Kozmo and the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Kozmo outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    DELAWARE LAW. We are subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change of control of our company without further action by the stockholders.

    CHARTER DOCUMENTS. Upon the closing of this offering, our amended and restated certificate of incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. Our bylaws will provide that special meetings of stockholders can be called only by our board of directors, the chairman of the board, our president and holders of at least 50% of the votes entitled to be cast at a meeting. The business permitted to be conducted at any special meeting of stockholders will be limited to the business brought before the meeting by our board of directors, the chairman of the board, our president or any 50% holder. Our bylaws will set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

REGISTRATION RIGHTS

    Under a registration rights agreement, the holders of 75,626,871 shares of common stock (assuming the conversion of all of our outstanding preferred stock upon completion of this offering) or their transferees are entitled to rights with respect to the registration of these shares under the Securities Act. These rights expire in December 2006. Subject to limitations in the agreement, the holders of at least 33% of the then outstanding registrable shares may require, on two occasions beginning three months after the completion of this offering, that we use our best efforts to register at least 20% of the registrable shares held by them for public resale. If we register any of our common stock either for our own account or for the account of other stockholders, all holders of registrable shares are entitled to include their shares of our common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Subject to limitations in the agreement, the holders of at least 33% of the then outstanding registrable shares may also require that we register at least 20% of the registrable shares held by them in a registration statement of Form S-3 when the use of that form becomes available to us. In each registration under the agreement, we will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all underwriting discounts and selling commissions. Holders of all of these shares are restricted from exercising these rights until 180 days after the date of this prospectus.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is             .

NASDAQ STOCK MARKET LISTING

    We intend to apply for listing for quotation on the Nasdaq National Market under the trading symbol "KZMO."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

    Upon completion of this offering, we will have          shares of common
stock outstanding, assuming conversion of all of our outstanding convertible
preferred stock into 66,760,203 shares of common stock. The      shares being
sold in this offering, plus any shares issued upon the exercise of the underwriter's over-allotment option will be freely tradable in the public market without restrictions or further registration under the Securities Act, unless the shares are purchased by "affiliates," as that term is defined in
Rule 144(a) under the Securities Act. Shares purchased by affiliates will be
subject to the resale limitations of Rule 144. The remaining       shares
outstanding will be "restricted securities" under the Securities Act and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including pursuant to Rule 144. In addition, at December 31, 1999,
(i) 7,813,196 shares were reserved for issuance upon exercise of outstanding stock options pursuant to our stock option plans at prices ranging from $.20 to $4.41 per share, and (ii) 5,925,133 shares were reserved for future issuance under our various stock option plans.

    Each of our directors, officers and certain shareholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not become eligible for resale until these agreements expire or are waived by Credit Suisse First Boston. Taking into account the lock-up agreements, and assuming Credit Suisse First Boston does not release shareholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

    - beginning on the effective date of this prospectus,       shares,
      including those sold in the offering, will be immediately available for sale in the public market;

    - beginning 90 days after the effective date, approximately 112,500 shares will be eligible for sale under Rule 701; and

    - beginning 180 days after the effective date, approximately
      45,862,285 shares will be eligible for sale under Rule 144 at various times;

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares then outstanding, which will equal
      approximately       shares immediately after the offering; or

    - the average weekly trading volume of the shares during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

    In addition, we intend to file a registration statement on Form S-8 under the Securities Act within 180 days following the date of this prospectus to register shares subject to outstanding stock options or reserved for issuance under our stock option plans. This registration statement will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act, upon completion of the lock-up period described above. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of December 31, 1999, options to purchase approximately 7,813,196 shares of common stock were outstanding, of which options to purchase approximately 461,511 shares were vested and exercisable.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Salomon Smith
Barney Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of Shares of our Common Stock:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Credit Suisse First Boston Corporation......................
Salomon Smith Barney Inc. ..................................
U.S. Bancorp Piper Jaffray Inc. ............................
                                                               -------
      Total.................................................
                                                               =======

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares of our common stock at the initial
public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to the
selling group members at that price less a concession of $    per share. The
underwriters and the selling group members may allow a discount of $    per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions
  paid by us............................   $                     $                $                $
Expenses payable by us..................   $                     $                $                $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit

Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

    Our officers, directors and certain stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    The underwriters have reserved for sale, at the initial public offering
price up to       shares of our common stock for employees, directors and
several other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

    We intend to apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "KZMO."

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between our management and representatives of the underwriters. The principal factors that will be considered in determining the public offering price include:

    - the information set forth in this prospectus and otherwise available to the underwriters;

    - the history and the prospects for the industry in which we compete;

    - the ability of our management;

    - the prospects for our future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of our common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under Canadian securities laws; (ii) where required by law, that the purchaser is purchasing as principal and not as agent; and (iii) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION FOR ONTARIO PURCHASERS

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named in this prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or those persons. All or a substantial portion of the assets of the issuer and those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or those persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR # 95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Shearman & Sterling, New York, New York. Shearman & Sterling beneficially owns shares of our Series D Preferred Stock and Series E Preferred Stock which upon consummation of this offering will convert into an aggregate of 85,558 shares of our common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

    The financial statements of Kozmo.com, Inc. as of December 31, 1998 and 1999 and for the period from April 17, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 have been included in this prospectus and elsewhere in the registration statement in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    This prospectus is a part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents filed as exhibits are not necessarily complete, and reference is made to the copy so filed, each such statement being qualified in all respects by such reference. You can inspect and copy the registration statement and the reports and other information we file with the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, N.Y. 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address HTTP://WWW.SEC.GOV.

    Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the SEC. You can inspect and copy these reports and other information of our company at the locations set forth above or download these reports from the SEC's web site.

                                KOZMO.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-2

Balance Sheets as of December 31, 1998 and 1999.............    F-3

Statements of Operations for the period from April 17, 1997
  (inception)
  to December 31, 1997 and for the years ended December 31,
  1998 and 1999.............................................    F-4

Statements of Stockholders' Equity (Deficit) for the period
  from April 17, 1997 (inception)
  to December 31, 1997 and for the years ended December 31,
  1998 and 1999.............................................    F-5

Statements of Cash Flows for the period from April 17, 1997
  (inception)
  to December 31, 1997 and for the years ended December 31,
  1998 and 1999.............................................    F-6

Notes to Financial Statements...............................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Kozmo.com, Inc.

    We have audited the accompanying balance sheets of Kozmo.com, Inc. (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from April 17, 1997 (inception) to December 31, 1997 and for the years ended
December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from April 17, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
March 14, 2000

                                KOZMO.COM, INC.

                                 BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $     82   $ 88,867
  Accounts receivable, net of allowance for doubtful
    accounts of $4 and $86, respectively....................        30        550
  Product inventory.........................................         8      2,741
  Preferred stock subscription receivable...................       149         --
  Prepaid expenses and other assets.........................         6        505
                                                              --------   --------
      Total current assets..................................       275     92,663
Rental product inventory, net of accumulated amortization of
  $14 and $309, respectively................................       144      2,269
Property and equipment, net.................................       109      7,019
Security deposits and other assets..........................        30      1,047
                                                              --------   --------
      Total assets..........................................  $    558   $102,998
                                                              ========   ========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    215   $  7,314
  Accrued expenses..........................................       121      6,763
  Short-term borrowings--related party......................       103         --
  Other liabilities.........................................        22        208
                                                              --------   --------
      Total current liabilities.............................       461     14,285

Other liabilities...........................................        38        173

Commitments and contingencies

Mandatorily redeemable convertible preferred stock:
  Series A, $.01 par value; 1,133,332 shares authorized,
    issued and outstanding; with an aggregate liquidation
    preference of $285......................................       285         --
  Series B, $.01 par value; 4,998,517 shares authorized,
    issued and outstanding; with an aggregate liquidation
    preference of $683......................................       683         --

Stockholders' equity (deficit):
  Series A convertible preferred stock, $.01 par value;
    1,133,332 shares authorized, issued and outstanding;
    with an aggregate liquidation preference of $333........        --         11
  Series B convertible preferred stock, $.01 par value;
    4,998,517 shares authorized, issued and outstanding;
    with an aggregate liquidation preference of $1,275......        --         50
  Series C convertible preferred stock, $.01 par value;
    2,508,500 shares authorized, issued and outstanding;
    with an aggregate liquidation preference of $3,196......        --         25
  Series D convertible preferred stock, $.01 par value;
    15,616,119 shares authorized, issued and outstanding;
    with an aggregate liquidation preference of $57,186.....        --        156
  Series E convertible preferred stock, $.01 par value;
    45,500,000 shares authorized; 19,859,568 shares issued
    and outstanding; with an aggregate liquidation
    preference of $87,500...................................        --        199
  Common stock $.001 par value; 90,918,897 shares
    authorized; 10,350,000 shares issued and outstanding at
    December 31, 1998 and 10,400,000 shares issued and
    outstanding at December 31, 1999........................        10         10
  Additional paid-in capital................................        12    118,150
  Contribution receivable...................................        --       (158)
  Deferred compensation.....................................        --     (2,602)
  Accumulated deficit.......................................      (931)   (27,301)
                                                              --------   --------
      Total stockholders' equity (deficit)..................      (909)    88,540
                                                              --------   --------
      Total liabilities and stockholders' equity
       (deficit)............................................  $    558   $102,998
                                                              ========   ========

                See accompanying notes to financial statements.

                                 KOZMO.COM, INC

                            STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                         PERIOD FROM
                                                        APRIL 17, 1997
                                                        (INCEPTION) TO    YEAR ENDED DECEMBER 31,
                                                         DECEMBER 31,    -------------------------
                                                             1997           1998          1999
                                                        --------------   -----------   -----------
Revenues:
  Rental..............................................   $        --     $       108   $     1,706
  Product sales.......................................            --              47         1,803
                                                         -----------     -----------   -----------
    Total revenues....................................            --             155         3,509
                                                         -----------     -----------   -----------
Costs of revenues:
  Cost of rental......................................            --              14           671
  Cost of product sales...............................            --              21         1,326
                                                         -----------     -----------   -----------
    Total costs of revenues...........................            --              35         1,997
                                                         -----------     -----------   -----------
      Gross profit....................................            --             120         1,512

Operating expenses:
  Marketing and sales.................................            --             117        10,252
  Product development.................................            --              49         1,964
  General and administrative..........................           118             674        11,551
  Delivery............................................            --              66         3,265
  Depreciation and amortization.......................            --              24           801
  Non-cash compensation...............................            --               3           208
                                                         -----------     -----------   -----------
    Total operating expenses..........................           118             933        28,041
                                                         -----------     -----------   -----------

Loss from operations..................................          (118)           (813)      (26,529)
Interest income, net of $46 of interest expense.......            --              --           159
                                                         -----------     -----------   -----------
Net loss..............................................          (118)           (813)      (26,370)
Dividends and accretion of redemption value on
  mandatorily redeemable convertible preferred
  stock...............................................            (5)            (55)       (2,589)
                                                         -----------     -----------   -----------
Net loss attributable to common stockholders..........   $      (123)    $      (868)  $   (28,959)
                                                         ===========     ===========   ===========
Basic and diluted net loss per common share...........   $      (.01)    $      (.08)  $     (2.79)
                                                         ===========     ===========   ===========
Weighted-average shares outstanding used in computing
  basic and diluted net loss per common share.........    10,182,000      10,350,000    10,362,192
                                                         ===========     ===========   ===========
Pro forma basic and diluted net loss per common
  share...............................................                                 $     (1.29)
                                                                                       ===========
Weighted-average shares outstanding used in computing
  pro forma basic and diluted net loss per common
  share...............................................                                  22,430,968
                                                                                       ===========

                 See accompanying notes to financial statements

                                 KOZMO.COM, INC
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               SERIES A                SERIES B               SERIES C
                                                              CONVERTIBLE            CONVERTIBLE            CONVERTIBLE
                                                            PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK
                                                         ---------------------   --------------------   --------------------
                                                           SHARES      AMOUNT     SHARES      AMOUNT     SHARES      AMOUNT
                                                         ----------   --------   ---------   --------   ---------   --------
BALANCE AT APRIL 17, 1997 (INCEPTION)..................          --   $    --           --    $   --           --     $--
    Issuance of common stock...........................          --        --           --        --           --      --
    Accretion of Series A mandatorily redeemable
      convertible preferred stock......................          --        --           --        --           --      --
    Net loss for the period from April 17, 1997
      (inception) to December 31, 1997.................          --        --           --        --           --      --
                                                         ----------   -------    ---------    ------    ---------     ---
BALANCE AT DECEMBER 31, 1997...........................          --        --           --        --           --      --
    Issuance of stock options to non-employees for
      services.........................................          --        --           --        --           --      --
    Issuance costs in connection with Series B
      mandatorily redeemable convertible preferred
      stock............................................          --        --           --        --           --      --
    Accretion of Series A and Series B mandatorily
      redeemable convertible preferred stock...........          --        --           --        --           --      --
    Net loss...........................................          --        --           --        --           --      --
                                                         ----------   -------    ---------    ------    ---------     ---
BALANCE AT DECEMBER 31, 1998...........................          --        --           --        --           --      --
    Issuance of warrants to non-employees for
      services.........................................          --        --           --        --           --      --
    Issuance costs in connection with Series B, Series
      C and Series D mandatorily redeemable convertible
      preferred stock..................................          --        --           --        --           --      --
    Exercise of common stock warrant...................          --        --           --        --           --      --
    Contribution of capital through forgiveness of
      loans from founders..............................          --        --           --        --           --      --
    Unutilized portion of advertising credits issued
      for Series D mandatorily redeemable convertible
      preferred stock..................................          --        --           --        --           --      --
    Accretion of Series A, Series B, Series C and
      Series D mandatorily redeemable convertible
      preferred stock..................................          --        --           --        --           --      --
    Conversion of Series A, Series B, Series C and
      Series D mandatorily redeemable convertible
      preferred stock to convertible preferred stock...   1,133,332        11    4,998,517        50    2,508,500      25
    Issuance of Series E convertible preferred stock,
      net of issuance costs of $3,667..................          --        --           --        --           --      --
    Deferred compensation..............................          --        --           --        --           --      --
    Amortization of deferred compensation..............          --        --           --        --           --      --
    Net loss...........................................          --        --           --        --           --      --
                                                         ----------   -------    ---------    ------    ---------     ---
BALANCE AT DECEMBER 31, 1999...........................   1,133,332   $    11    4,998,517    $   50    2,508,500     $25
                                                         ==========   =======    =========    ======    =========     ===

                                                               SERIES D                SERIES E
                                                              CONVERTIBLE             CONVERTIBLE
                                                            PREFERRED STOCK         PREFERRED STOCK          COMMON STOCK
                                                         ---------------------   ---------------------   ---------------------
                                                           SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                                         ----------   --------   ----------   --------   ----------   --------
BALANCE AT APRIL 17, 1997 (INCEPTION)..................          --     $ --             --    $   --            --     $--
    Issuance of common stock...........................          --       --             --        --    10,350,000      10
    Accretion of Series A mandatorily redeemable
      convertible preferred stock......................          --       --             --        --            --      --
    Net loss for the period from April 17, 1997
      (inception) to December 31, 1997.................          --       --             --        --            --      --
                                                         ----------     ----     ----------    ------    ----------     ---
BALANCE AT DECEMBER 31, 1997...........................          --       --             --        --    10,350,000      10
    Issuance of stock options to non-employees for
      services.........................................          --       --             --        --            --      --
    Issuance costs in connection with Series B
      mandatorily redeemable convertible preferred
      stock............................................          --       --             --        --            --      --
    Accretion of Series A and Series B mandatorily
      redeemable convertible preferred stock...........          --       --             --        --            --      --
    Net loss...........................................          --       --             --        --            --      --
                                                         ----------     ----     ----------    ------    ----------     ---
BALANCE AT DECEMBER 31, 1998...........................          --       --             --        --    10,350,000      10
    Issuance of warrants to non-employees for
      services.........................................          --       --             --        --            --      --
    Issuance costs in connection with Series B, Series
      C and Series D mandatorily redeemable convertible
      preferred stock..................................          --       --             --        --            --      --
    Exercise of common stock warrant...................          --       --             --        --        50,000      --
    Contribution of capital through forgiveness of
      loans from founders..............................          --       --             --        --            --      --
    Unutilized portion of advertising credits issued
      for Series D mandatorily redeemable convertible
      preferred stock..................................          --       --             --        --            --      --
    Accretion of Series A, Series B, Series C and
      Series D mandatorily redeemable convertible
      preferred stock..................................          --       --             --        --            --      --
    Conversion of Series A, Series B, Series C and
      Series D mandatorily redeemable convertible
      preferred stock to convertible preferred stock...  15,616,119      156             --        --            --      --
    Issuance of Series E convertible preferred stock,
      net of issuance costs of $3,667..................          --       --     19,859,568       199            --      --
    Deferred compensation..............................          --       --             --        --            --      --
    Amortization of deferred compensation..............          --       --             --        --            --      --
    Net loss...........................................          --       --             --        --            --      --
                                                         ----------     ----     ----------    ------    ----------     ---
BALANCE AT DECEMBER 31, 1999...........................  15,616,119     $156     19,859,568    $  199    10,400,000     $10
                                                         ==========     ====     ==========    ======    ==========     ===


                                                         ADDITIONAL                                                      TOTAL
                                                          PAID-IN     CONTRIBUTION     DEFERRED      ACCUMULATED     STOCKHOLDERS'
                                                          CAPITAL      RECEIVABLE    COMPENSATION      DEFICIT      EQUITY (DEFICIT)
                                                         ----------   ------------   -------------   ------------   ----------------
BALANCE AT APRIL 17, 1997 (INCEPTION)..................   $     --      $               $    --        $                $     --
    Issuance of common stock...........................         90           --              --              --              100
    Accretion of Series A mandatorily redeemable
      convertible preferred stock......................         (5)          --              --              --               (5)
    Net loss for the period from April 17, 1997
      (inception) to December 31, 1997.................         --           --              --            (118)            (118)
                                                          --------      -------         -------        --------         --------
BALANCE AT DECEMBER 31, 1997...........................         85           --              --            (118)             (23)
    Issuance of stock options to non-employees for
      services.........................................          3           --              --              --                3
    Issuance costs in connection with Series B
      mandatorily redeemable convertible preferred
      stock............................................        (25)          --              --              --              (25)
    Accretion of Series A and Series B mandatorily
      redeemable convertible preferred stock...........        (51)          --              --              --              (51)
    Net loss...........................................         --           --              --            (813)            (813)
                                                          --------      -------         -------        --------         --------
BALANCE AT DECEMBER 31, 1998...........................         12           --              --            (931)            (909)
    Issuance of warrants to non-employees for
      services.........................................        137           --              --              --              137
    Issuance costs in connection with Series B, Series
      C and Series D mandatorily redeemable convertible
      preferred stock..................................       (274)          --              --              --             (274)
    Exercise of common stock warrant...................         --           --              --              --               --
    Contribution of capital through forgiveness of
      loans from founders..............................         83           --              --              --               83
    Unutilized portion of advertising credits issued
      for Series D mandatorily redeemable convertible
      preferred stock..................................         --         (158)             --              --             (158)
    Accretion of Series A, Series B, Series C and
      Series D mandatorily redeemable convertible
      preferred stock..................................     (1,863)          --              --              --           (1,863)
    Conversion of Series A, Series B, Series C and
      Series D mandatorily redeemable convertible
      preferred stock to convertible preferred stock...     33,748           --              --              --           33,990
    Issuance of Series E convertible preferred stock,
      net of issuance costs of $3,667..................     83,634           --              --              --           83,833
    Deferred compensation..............................      2,673           --          (2,673)             --               --
    Amortization of deferred compensation..............         --           --              71              --               71
    Net loss...........................................         --           --              --         (26,370)         (26,370)
                                                          --------      -------         -------        --------         --------
BALANCE AT DECEMBER 31, 1999...........................   $118,150      $  (158)        $(2,602)       $(27,301)        $ 88,540
                                                          ========      =======         =======        ========         ========

                See accompanying notes to financial statements.

                                KOZMO.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                               APRIL 17, 1997         YEAR ENDED
                                                               (INCEPTION) TO        DECEMBER 31,
                                                                DECEMBER 31,      -------------------
                                                                    1997            1998       1999
                                                              -----------------   --------   --------
Cash flows from operating activities:
  Net loss..................................................        $(118)         $ (813)   $(26,370)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Amortization of inventory of rental products..........           --              14         295
      Depreciation and amortization.........................           --              24         801
      Non-cash compensation.................................           --               3         208
      Non-cash advertising..................................           --              --         342
      Provision for doubtful accounts.......................           --               4         165
      Deferred rent.........................................           --              31         134
  Changes in operating assets and liabilities:
      Accounts receivable...................................           --             (34)       (602)
      Product inventory.....................................           --              (8)     (2,481)
      Prepaid expenses and other assets.....................           --              (6)       (499)
      Security deposits and other assets....................          (22)             (8)     (1,017)
      Accounts payable......................................           --             215       3,532
      Accrued expenses......................................           --             121       3,693
      Other liabilities.....................................           --              13         189
                                                                    -----          ------    --------
Net cash used in operating activities.......................         (140)           (444)    (21,610)
                                                                    -----          ------    --------
Cash flows from investing activites:
  Purchases of property and equipment.......................          (45)            (62)     (5,207)
  Purchases of rental product inventory.....................          (49)           (109)     (2,392)
                                                                    -----          ------    --------
Net cash used in investing activities.......................          (94)           (171)     (7,599)
                                                                    -----          ------    --------
Cash flows from financing activities:
  Payments on capital lease obligations.....................           --             (10)        (15)
  Net proceeds from short-term borrowings-related party.....           35              68         (20)
  Net proceeds from issuance of common stock................          100              --          --
  Net proceeds from issuance of Series A convertible
    preferred stock.........................................          135             103          --
  Net proceeds from issuance of Series B convertible
    preferred stock.........................................           --             500         500
  Net proceeds from issuance of Series C convertible
    preferred stock.........................................           --              --       2,770
  Net proceeds from issuance of Series D convertible
    preferred stock.........................................           --              --      27,279
  Net proceeds from issuance of Series E convertible
    preferred stock.........................................           --              --      87,480
                                                                    -----          ------    --------
Net cash provided by financing activities...................          270             661     117,994
                                                                    -----          ------    --------
Net increase in cash and cash equivalents...................           36              46      88,785

Cash and cash equivalents, beginning of year................           --              36          82
                                                                    -----          ------    --------
Cash and cash equivalents, end of year......................        $  36          $   82    $ 88,867
                                                                    =====          ======    ========
Supplemental cash flow information:
Cash paid for interest......................................        $  --          $   --    $     46

Supplemental noncash investing and financing activities:
Issuance of Series A convertible preferred stock
  subscription receivable...................................        $ 103          $   --    $     --
Issuance of Series B convertible preferred stock
  subscription receivable...................................           --             149          --
Accrual for addition of property and equipment..............           --              --       2,490
Equipment acquired under capital leases.....................           --              26          14
Accrual for addition of inventory...........................           --              --         459
Decrease in paid-in-capital due to stock issuance costs
  included in accounts payable..............................           --              --       3,567
Contribution of capital through forgiveness of short-term
  borrowings from founders..................................           --              --          83
Conversion of mandatorily redeemable convertible preferred
  stock to convertible preferred stock......................           --              --      34,720

                See accompanying notes to financial statements.

                                KOZMO.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

SUMMARY OF OPERATIONS

    Kozmo.com, Inc. (the "Company") enables consumers to order a variety of entertainment, food and convenience products over the Internet for delivery in under one hour. The Company offers free delivery for rental or purchase of high turnover products. The Company focuses on selling frequently purchased, high margin items with well known brand names.

    The Company was originally incorporated in New York in April 1997 and subsequently re-incorporated in Delaware in August 1999. The Company began offering its products and services in New York City in March 1998 and launched in the Seattle market in June 1999, the San Francisco and Boston markets in September 1999 and in the Washington D.C. market in November 1999.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid securities, with original maturities of three months or less when acquired, to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable. At December 31, 1998 and 1999, the fair value of these instruments approximated their financial statement carrying amounts because of the short-term maturity of these instruments. Substantially all of the Company's cash equivalents were invested in money market accounts managed by high-credit quality financial institutions. No single customer exceeded 10% of either revenue or accounts receivable for any period presented. Accounts receivable are from credit card companies. The Company believes it is not exposed to any significant credit risk related to cash and cash equivalents or accounts receivable.

    The Company relies on a limited number of product manufacturers and third-party distributors to fulfill customer demand for products offered. While management believes that alternate suppliers could provide products at comparable terms, the loss of any one manufacturer or distributor could delay shipments and have an adverse effect on the Company's business, financial position or results of operations.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORY

    The Company maintains two types of inventory, products and rental products.

    Product inventory consists of products sold through the web site, such as books, music, food, convenience items, video cassettes, DVDs and video games, and is stated at the lower of cost or market. Product inventory cost is determined using the first-in, first-out basis.

    Rental product inventory consists of entertainment products rented through the web site such as video cassettes, DVDs and video games. Rental product inventory is stated at cost. Rental product inventory does not deplete itself through sales as with product inventory, nor does it wear in the sense of typical fixed assets over a period of time. Rather, the Company's revenue stream related to each title decreases over time due to satisfaction of customer demands. When a new title is released, demand for that title is immediate. Within a short period of time, the demand substantially decreases.

    Rental product inventory such as video cassettes and DVDs considered to be base stock ("catalog stock") are amortized over thirty-six months on a straight-line basis to a $4 salvage value. New-release video cassettes and DVDs are amortized as follows: (i) copies one to three of each title per location are amortized as catalog stock; (ii) the fourth and any succeeding copies of each title per location are amortized on a straight-line basis over the first six months to a net book value of $4, which is then fully amortized on a straight-line basis over the next thirty months or until the video cassettes or DVD is sold, at which time the unamortized book value is charged to cost of sales; and (iii) video games are amortized on a straight-line basis to a $10 salvage value over eighteen months.

    Accumulated amortization of rental product inventory totaled $14 and $309 at December 31, 1998 and 1999, respectively, and is included in costs of revenues in the Company's statements of operations.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Equipment under capital leases are stated at the present value of future minimum lease payments. Equipment acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease terms or their estimated useful lives.

CAPITALIZED SOFTWARE

    In the first quarter of 1999, the Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP No. 98-1"). SOP No. 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. It also provides guidance on the capitalization of costs incurred during the application development stage for computer software developed or obtained for internal use. The Company has capitalized $2,060 of computer software costs as of December 31, 1999.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) IMPAIRMENT OF LONG-LIVED ASSETS

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Impairment is measured by comparing the carrying value of long-lived assets to the estimated undiscounted pre-tax cash flows expected to result from the use of such assets and their ultimate disposition. In circumstances where impairment is determined to exist, the Company will write down the asset to its fair value based on the present value of estimated future cash flows. To date, no such impairment has been identified.

SHORT-TERM BORROWINGS-RELATED PARTY

    As of December 31, 1998, short-term borrowings represented amounts due to the Company's founders. During 1999, the Company repaid $20 of such amounts and the remaining $83 was forgiven and treated as a contribution of capital.

INCOME TAXES

    In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 109, ACCOUNTING FOR INCOME TAXES, the Company uses the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

REVENUE RECOGNITION

    The Company recognizes revenues from rentals and product sales, net of discounts and returns, when products are delivered to customers. Discounts and returns have been insignificant to date. Sales of previously rented video cassettes, DVDs and video games are included in product sales.

MARKETING AND SALES

    Marketing and sales expenses primarily includes the costs of advertising through various media channels such as television, radio, print, direct mailing, outdoor marketing and public relations. The Company expenses the costs of advertising as incurred. No advertising costs were incurred during 1997. Advertising costs totaled approximately $60 and $7,421 for the years ended December 31, 1998 and 1999, respectively.

    Included in marketing and sales expense for the year ended December 31, 1999 is $342 of advertising credits the Company received from an investor in connection with the issuance of its Series D preferred stock.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PRODUCT DEVELOPMENT

    Product development expense primarily consists of costs for consultants and payroll and related expenses for personnel responsible for web site maintenance, systems infrastructure and web site content. Costs related to product development are expensed as incurred.

DELIVERY

    Delivery expenses primarily consist of payroll and related expenses for delivery personnel.

DEFERRED COMPENSATION

    The Company has adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB No. 25"), and related interpretations, in accounting for employee stock options. As opposed to SFAS No. 123, which is a fair value based method, APB No. 25 provides that compensation expense related to the Company's employee stock options be measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that elect to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

BASIC AND DILUTED NET LOSS PER SHARE

    Loss per share is presented in accordance with the provisions of SFAS
No. 128, EARNINGS PER SHARE, and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Under SFAS No. 128, basic EPS is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. As a result of the Company's recurring net losses, diluted net loss per share was the same as basic net loss per share for all periods presented since the effect of any potentially dilutive securities would be anti-dilutive.

    Diluted net loss per common share for the period from April 17, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, does not include the effects of (i) options to purchase 263,750, 1,360,000, and 7,813,196 shares of common stock, respectively, (ii) warrants to purchase 0, 0, and 8,255,612 shares of convertible preferred and common stock, respectively, and (iii) the issuance of 1,133,332, 4,998,517, 2,508,500,
15,616,119 and 19,859,568 shares of common stock issuable upon the conversion of Series A, B, C, D and E preferred stock on an "as if" converted basis, respectively, as the effect of their inclusion is anti-dilutive for each period.

    Pro forma net loss per common share for the year ended December 31, 1999 is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares issuable upon the automatic conversion of all of the Company's convertible preferred stock as if such conversion occurred at the date of their original issuance. The number of pro

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) forma weighted average shares used in computing basic and diluted net loss per common share is as follows:

Actual weighted average common shares outstanding...........  10,362,192
  Series A convertible preferred stock......................   1,133,332
  Series B convertible preferred stock......................   4,924,881
  Series C convertible preferred stock......................   1,786,877
  Series D convertible preferred stock......................   3,788,408
  Series E convertible preferred stock......................     435,278
                                                              ----------
Weighted average shares outstanding used in computing pro
  forma basic and diluted net loss per common share.........  22,430,968
                                                              ==========

COMPREHENSIVE INCOME

    The Company reports comprehensive income in accordance with the provisions of SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting comprehensive income and its components in the body of the financial statements. Comprehensive income includes net income (loss) as currently reported under generally accepted accounting principles, all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported for all periods presented.

SEGMENT REPORTING

    The Company adopted SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under the definitions of SFAS No. 131, the Company does not have any separately reportable segments.

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1999, the Company adopted the AICPA Statement of Position No. 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP No. 98-5"). SOP No. 98-5 requires all costs of start-up activities and organization costs be expensed as incurred. The adoption of the provisions of SOP No. 98-5 did not have a material impact on the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS
No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133. SFAS No. 137 is effective for all fiscal quarters of fiscal years beginning

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) after June 15, 2000. The Company has not yet determined the impact of this pronouncement on its financial position or results of operations.

2. BALANCE SHEET COMPONENTS

    Property and equipment, stated at cost, consists of:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Computer software and equipment.............................    $ 87      $6,470
Furniture and fixtures......................................      16         804
Leasehold improvements......................................      --         495
Equipment under capital leases..............................      27          40
Delivery vehicles...........................................       3          35
                                                                ----      ------
                                                                 133       7,844
Less accumulated depreciation and amortization, including $9
  and $21 related to capital leases, respectively...........     (24)       (825)
                                                                ----      ------
    Total...................................................    $109      $7,019
                                                                ====      ======

    Accrued expenses consists of:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Purchases of property and equipment.........................    $ --      $2,490
Salaries and wages..........................................       7       1,282
Marketing costs.............................................      --       1,249
Administrative and other expenses...........................      --       1,045
Purchases of inventory......................................      --         459
Professional fees...........................................      95         188
Sales tax...................................................      19          50
                                                                ----      ------
    Total...................................................    $121      $6,763
                                                                ====      ======

3. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases facilities and certain equipment under agreements accounted for as operating leases. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases for the period from April 17, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 were approximately $22, $112 and $677, respectively.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments under capital and non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are as follows:

                                                              CAPITAL    OPERATING
YEAR ENDING DECEMBER 31,                                       LEASES     LEASES
------------------------                                      --------   ---------
2000........................................................    $  8      $ 1,971
2001........................................................       3        2,076
2002........................................................       3        2,151
2003........................................................       2        2,240
2004........................................................       1        2,175
Thereafter..................................................      --        5,956
                                                                ----      -------
Total minimum lease payments................................      17      $16,569
                                                                          =======
Less amount representing interest at a weighted-average
  interest rate of approximately 7.29%......................      (2)
                                                                ----
Present value of net minimum lease payments.................      15
Less current portion of obligations under capital leases....      (7)
                                                                ----
Obligations under capital leases, excluding current
  portion...................................................    $  8
                                                                ====

LEGAL PROCEEDINGS

    The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

4. CAPITAL STOCK

COMMON STOCK

    In April 1997, the Company issued 10,000,000 shares of common stock at $.003 per share to its founders in exchange for $30. In August 1997, the Company issued 350,000 shares of common stock at $.20 per share to friends and family of the founders for an aggregate purchase price of $70. In September 1999, the Company issued 50,000 shares of common stock at $.001 per share to an advisor of the Company in connection with the exercise of a common stock warrant.

    Holders of common stock are entitled to one vote for each share of common stock held and have the right to receive dividends, if declared by the board of directors.

PREFERRED STOCK

    In November 1997, the Company issued 1,133,332 shares of Series A mandatorily redeemable convertible preferred stock ("Series A") at $.21 per share for an aggregate purchase price of $238 of which $103 was received in January 1998. There were no issuance costs incurred in connection with this offering.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4. CAPITAL STOCK (CONTINUED)
    In December 1998 and January 1999, the Company issued 3,206,707 shares and 1,791,810 shares of Series B mandatorily redeemable convertible preferred stock ("Series B") at $.21 per share, respectively, for an aggregate purchase price of $674 and $376, respectively. The Company incurred $50 of issuance costs, of which $25 was applied against the amounts received in each of 1998 and 1999. The Company received $149 of the first issuance of the Series B preferred stock in 1999. Such amount is recorded as a preferred stock subscription receivable in the accompanying December 31, 1998 balance sheet.

    In April 1999, the Company issued 2,508,500 shares of Series C mandatorily redeemable convertible preferred stock ("Series C") at $1.11 per share for an aggregate purchase price of $2,787. The Company incurred $17 of issuance costs in connection with this offering.

    In October 1999, the Company issued 15,616,119 shares of Series D mandatorily redeemable convertible preferred stock ("Series D") at $1.80 per share for an aggregate purchase price of $28,000. The Company incurred $341 of issuance costs in connection with this offering including 60,556 shares of Series D shares issued in consideration for legal fees of $109. Of the total Series D shares, 277,778 were issued in exchange for $500 of credits against future advertising costs. The advertising credits have been recorded as a contribution receivable and are recorded as marketing and sales expense in the Company's statement of operations as credits are utilized. The Company has utilized $342 of such credits as of December 31, 1999.

    In December 1999, the Company issued 19,859,568 shares of Series E convertible preferred stock ("Series E") at $4.41 per share for an aggregate purchase price of $87,500. The Company incurred $3,667 of issuance costs in connection with this offering comprised of an underwriting fee of 4% or $3,567 and other professional fees of $100. Of the total Series E shares, 27,292 were issued in consideration of legal fees of $120.

    In January 2000, the Company issued an additional 7,338,986 shares of Series E preferred stock at $4.41 per share for an aggregate purchase price of $32,350. Of the total shares issued, 6,775 shares were issued in consideration of legal fees of $30 and 86,509 shares were issued in exchange for $382 of advertising credits.

    In March 2000, the Company issued 15,305,181 shares of Series F convertible preferred stock ("Series F") at $7.55 per share. Of the total Series F shares issued, 11,333,250 shares were issued for cash proceeds of $81,640, net of $3,960 of issuance costs, and 2,647,954 shares were issued in connection with strategic agreements entered into by the Company with Warner Home Video ("Warner") and Columbia Tri-Star Home Video ("Columbia") valued at $20,000. In addition, 1,323,977 shares, valued at $10,000, were issued in exchange for $10,000 worth of common stock of a publicly traded company.

    All preferred stockholders are entitled to one vote for each share held as well as the right to convert such shares, in whole or in part, at any time into common stock at a conversion ratio of one-to-one. The conversion ratio is subject to adjustment to reflect certain changes in the common stock, such as stock splits, stock dividends, reclassifications and sales of additional capital stock below certain threshold amounts. All preferred stock will automatically convert into common stock at the then applicable conversion ratio upon the closing of an initial public offering ("IPO"), provided the offering price is at least $12 per share and the gross offering proceeds are at least $30,000.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4. CAPITAL STOCK (CONTINUED)

    Holders of Series B, C, D and E preferred stock are entitled to receive cash dividends payable semi-annually in arrears, if declared by the board of directors, in the amount of 8% per year of the price per share that such shares were purchased from the Company and 8% per year on any declared but unpaid dividends on such shares. Holders of Series A preferred stock are not entitled to dividends. Cumulative undeclared dividends in arrears were $4 and $915 as of December 31, 1998 and 1999, respectively.

    Prior to the sale by the founders of their shares of common stock to any third parties, the holders of Series D and Series E preferred stock, the Company and the holders of Series B preferred stock, in such order of priority, shall have a pro rata right of first refusal enabling them to purchase such shares. In addition, holders of Series D and Series E preferred stock have preemptive rights to participate in subsequent equity offerings of the Company to maintain their pro rata ownership of the Company.

    Upon a liquidation of the Company, the holders of Series D preferred stock are entitled to a liquidation preference amount equal to 200% of the aggregate price originally paid for such shares, plus any declared but unpaid dividends on such shares. Subsequent liquidation preference payments will be made to the holders of Series E, C, B and A preferred stock, in such order of priority, in an amount equal to the price originally paid, plus any declared but unpaid dividends on such shares. Upon a liquidation of the Company, after the holders of the Series D preferred stock have been paid their liquidation preference, if the remaining net assets are insufficient for payment in full to the holders of the remaining preferred stock, then the remaining net assets shall be distributed ratably to the remaining holders of preferred stock.

    As of December 31, 1998 and up through December 23, 1999 (the date on which the Series E preferred stock was issued), the holders of Series A, B, C and D preferred stock had certain rights of redemption. Pursuant to these rights, at the election of a majority of any such preferred stockholders, the Company was required to redeem the shares of such preferred stock outstanding on October 4, 2004 at a redemption price equal to 300% of the price originally paid for such shares plus any declared but unpaid dividends.

    As of December 31, 1998, the Company has presented the Series A and B preferred stock as temporary equity at their accreted values which were $285 and $683, respectively. On December 23, 1999, in connection with the issuance of the Series E preferred stock, the redemption rights on Series A, B, C and D preferred stock were cancelled. Consequently, the Series A, B, C and D preferred stock have been presented as a contribution to stockholders' equity in 1999 at their respective accreted values as of December 23, 1999, which were $333, $1,275, $3,196 and $29,186, respectively.

5. WARRANTS AND STOCK OPTIONS

WARRANTS

    In August 1999, the Company granted a 10-year fully vested warrant to purchase an aggregate of 50,000 shares of common stock, at an exercise price of $.001 per share to a consultant. The Company recorded $65 of compensation expense in 1999 using the Black-Scholes pricing model. In September 1999, this warrant was exercised.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. WARRANTS AND STOCK OPTIONS (CONTINUED)
    In September 1999, the Company granted a 10-year fully vested warrant to purchase an aggregate of 50,000 shares of common stock, at an exercise price of $.001 per share to a consultant. The Company recorded $72 of compensation expense in 1999 using the Black-Scholes pricing model.

    In December 1999, in connection with the Series E preferred stock offering, the Company granted fully vested warrants to purchase 3,717,860 and 3,692,140 shares of Series E preferred stock to an investor at exercise prices of $4.41 and $5.52 per share, respectively. These warrants expire upon the earlier of the closing of an IPO at an offering price of at least $12 per share and gross proceeds of at least $30,000 or December 23, 2004.

    In December 1999, in connection with the Series E preferred stock offering, the Company granted a fully vested warrant to purchase 795,612 shares of Series E preferred stock to the placement agent at an exercise price of $4.41 per share. This warrant expires upon the earlier of the closing of an IPO or December 23, 2004.

    In January 2000, the Company granted a fully vested warrant to purchase 22,676 shares of Series E preferred stock to the lessor of its corporate office at an exercise price per share of $4.41 in exchange for rental space. The Company valued the warrant at $28 using the Black-Scholes pricing model. This amount will be expensed over the lease term. This warrant expires upon the earlier of the closing of an IPO at an offering price of at least $12 per share and gross proceeds of at least $30,000 or January 18, 2005.

    In March 2000, the Company issued a one-year fully vested warrant to purchase 2,699,145 shares of Series F preferred stock to Ticketmaster Online--CitySearch Inc. ("CitySearch") at an exercise price of $7.55 per share. The Company ascribed a value to this warrant of $3,752 using the Black-Scholes pricing model. The value of the warrant will be recorded as a deferred expense and will be ratably amortized over the term of the three-year strategic agreement.

    In March 2000, the Company granted a fully vested warrant to purchase 8,650,000 shares of Series E preferred stock to Amazon.com LLC ("Amazon") at an exercise price of $5.52 per share. This warrant expires upon the earlier of the closing of an IPO at an offering price of at least $12 per share and gross proceeds of at least $30,000 or March 13, 2005. The Company ascribed a value to this warrant of $35,725 using the Black-Scholes pricing model. The value of the warrant will be recorded as a deferred expense and will be amortized evenly over the three-year term of the strategic agreement.

    In March 2000, in connection with the Series F preferred stock offering, the Company granted a fully vested warrant to purchase 13,240 shares of common stock to an investor at an exercise price of $7.55 per share. This warrant expires on the earlier of the closing of an IPO or March 14, 2002. In addition, the Company agreed to grant a second fully vested warrant to purchase 13,240 shares of common stock to the same investor at an exercise price of $7.55 per share if the investor assists the Company in establishing alliances in Japan. This second warrant, if granted, will expire thirty days from the date of grant.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. WARRANTS AND STOCK OPTIONS (CONTINUED)
STOCK OPTIONS

    On June 30, 1997, the Company established the 1997 Stock Option Plan (the "1997 Plan"). The vesting schedule of the options issued under the 1997 Plan is as follows: 25% of the options will become exercisable after twelve months following the date of grant and, thereafter, 1/48th of the options will vest in each subsequent month. The options also vest upon a change of control of the Company. The 1997 Plan's definition of change in control provides, among other things, that the sale of the Company's common stock in an IPO constitutes a change in control.

    In February 1998, the Company granted stock options to purchase 20,000 shares of common stock, at an exercise price of $.21 per share, to consultants. The Company recorded $3 of compensation expense in 1998 using the Black-Scholes pricing model.

    On May 1, 1999, the Company established the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan's vesting terms and definition of a change in control are substantially the same as in the 1997 Plan.

    On October 4, 1999, the Company established the 1999 Incentive Stock Option Plan (the "1999 Incentive Plan"), which was amended in March 2000. The maximum aggregate number of shares of common stock that may be issued under the 1999 Incentive Plan is 11,613,546.

    In October 1999, the Company's board of directors voted to cease issuing stock options under the 1997 Plan and 1999 Plan. Consequently, the stock options issued and outstanding as of December 31, 1999 of 1,440,300 and 805,200 under the 1997 Plan and 1999 Plan, respectively, represent the total stock options authorized and issuable under such plans. Subsequent to December 31, 1999, 8,217 stock options under the 1997 Plan were forfeited and 112,500 stock options were exercised.

    The vesting terms of the 1999 Incentive Plan are identical to the 1997 and 1999 Plans; however, a difference exists in the definition of change in control. The 1999 Incentive Plan provides that a change in control is generally deemed to have occurred when the beneficial ownership of securities representing more than 50% of the Company's authorized common stock is acquired by a third party or the Company's stockholders approve a definitive agreement to merge or consolidate the Company with another company other than one that the Company controls or to sell all or substantially all of the Company's assets to another company.

    Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant. Deferred compensation is recorded for those situations where the exercise price of an option is lower than the deemed fair value for financial reporting purposes of the underlying common stock.

    The Company recorded $2,673 of deferred compensation during the year ended December 31, 1999 in connection with the issuance of stock options that were granted with an exercise price less than the deemed fair value of the common stock at the date of grant. The amortization of deferred compensation is charged to operations over the vesting period of the options. Total amortization of deferred compensation recognized was $71 for the year ended December 31, 1999. The Company expects to amortize the following amounts of deferred compensation as of December 31, 1999 in each

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. WARRANTS AND STOCK OPTIONS (CONTINUED) year as follows: 2000--$669; 2001--$669; 2002--$669; 2003--$595. As of
December 31, 1999, $139 of deferred compensation is attributable to options issued under the 1997 and 1999 stock option plans.

    Upon the closing of an IPO, as a result of an automatic vesting acceleration clause, 2,498,081 options issued under the 1997 Plan, 1999 Plan and 1999 Incentive Plan will vest immediately which will not result in any additional charge of deferred compensation.

    The Company applies APB No. 25 and related interpretations, in accounting for its stock option issuances to employees. Accordingly, except as mentioned above, no compensation expense has been recognized relating to these stock option grants. Had compensation expense for the Company's stock options issued at the fair value of the Company's common stock been determined based on the fair value of the stock options at the grant date for awards in 1997, 1998 and 1999 consistent with the provisions of SFAS No. 123, the Company's net loss attributable to common stockholders and net loss per common share would have increased to the following pro forma amounts:

                                                 PERIOD FROM
                                               APRIL 17, 1997
                                               (INCEPTION) TO        YEAR ENDED
                                                DECEMBER 31,        DECEMBER 31,
                                               ---------------   -------------------
                                                    1997           1998       1999
                                               ---------------   --------   --------
Net loss attributable to common stockholders:
As reported..................................       $(123)        $(868)    $(28,959)
                                                    =====         =====     ========
Pro forma....................................       $(123)        $(868)    $(33,387)
                                                    =====         =====     ========
Basic and diluted net loss per common share:
As reported..................................       $(.01)        $(.08)    $  (2.79)
                                                    =====         =====     ========
Pro forma....................................       $(.01)        $(.08)    $  (3.22)
                                                    =====         =====     ========

    The resulting effect on the pro forma net loss per common share for the period from April 17, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 is not likely to be representative of the effects on the net loss on a pro forma basis in future years, because the pro forma results include the impact of only one, two and three years, respectively, of grants and related vesting, while subsequent years will include additional grants and vesting.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions used for grants in the period from April 17, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999: dividend yield of zero percent (0%), risk-free interest rates ranging from 5.0% to 6.0% and expected life of 5 years. As permitted under the provisions of SFAS No. 123 and based on the historical lack of a public market for the Company's stock, no factor for volatility has been reflected in the option pricing calculation.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. WARRANTS AND STOCK OPTIONS (CONTINUED)
    The following summarizes the Company's stock option activity and related information:

                                                                      WEIGHTED        WEIGHTED
                                                       NUMBER OF      AVERAGE         AVERAGE
                                                        SHARES     EXERCISE PRICE    FAIR VALUE
                                                       ---------   --------------   ------------
Outstanding at April 17, 1997 (inception)............         --        $  --
  Granted............................................    263,750          .20          $ .15
                                                       ---------        -----
Outstanding at December 31, 1997.....................    263,750          .20
  Granted............................................  1,145,833          .21          $ .15
  Forfeited..........................................    (49,583)         .20
                                                       ---------        -----
Outstanding at December 31, 1998.....................  1,360,000          .21
  Granted............................................  6,491,296         1.71          $1.95
  Forfeited..........................................    (38,100)        1.44
                                                       ---------        -----
Outstanding at December 31, 1999.....................  7,813,196        $1.45
                                                       =========        =====

    The following summarizes information concerning outstanding stock options at December 31, 1999:

                       OUTSTANDING                                 EXERCISABLE
---------------------------------------------------------   --------------------------
                                         WEIGHTED-AVERAGE
                                            REMAINING
                                         CONTRACTUAL LIFE                 WEIGHTED-
      NUMBER OF                           OF OPTIONS IN     NUMBER OF      AVERAGE
       OPTIONS          EXERCISE PRICE        YEARS          OPTIONS    EXERCISE PRICE
---------------------   --------------   ----------------   ---------   --------------
        180,000              $ .20              7.9           94,844        $  .20
      1,202,500                .21              8.8          366,667           .21
         92,500                .29              9.3               --            --
        750,500               1.11              9.5               --            --
      5,521,096               1.80              9.8               --            --
         66,600               4.41             10.0               --            --
      ---------                                ----          -------        ------
      7,813,196                                 9.6          461,511        $  .21
      =========                                ====          =======        ======

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. INCOME TAXES

    There is no provision for federal, state or local income taxes for all periods presented, since the Company has incurred losses since inception.

    The effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 are presented below:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Deferred tax assets:
  Net operating loss carryforwards.........................   $ 296     $ 10,801
  Non-cash compensation....................................       1           59
  Deferred rent............................................      12           66
  Start-up costs...........................................      39           30
  Deferred revenue.........................................       5           72
  Allowance for bad debt...................................       2           34
  Depreciation and amortization............................       1           16
                                                              -----     --------
Deferred tax assets........................................     356       11,078
                                                              -----     --------
Deferred tax liabilities:
  Prepaid expenses.........................................      (2)        (167)
                                                              -----     --------
Deferred tax liabilities...................................      (2)        (167)
                                                              -----     --------
Net deferred tax assets....................................     354       10,911
Less valuation allowance...................................    (354)     (10,911)
                                                              -----     --------
  Net deferred tax assets..................................   $  --     $     --
                                                              =====     ========

    At December 31, 1999, the Company had $27,003 of federal net operating loss carryforwards available to offset future taxable income. Such carryforwards expire through 2019. The Company has recorded a full valuation allowance against its net deferred tax assets since management believes that, after considering all the available objective evidence, it is not more likely than not that these assets will be realized. The tax effect of temporary differences that give rise to significant portions of federal deferred tax assets principally consists of the Company's net operating loss carryforward.

    The difference between the Company's U.S. federal statutory rate of 35%, as well as its state and local rates, net of federal tax benefit, when compared to the effective rate is principally comprised of the valuation allowance.

    Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carryforwards may be limited under the change in stock ownership rules of the Code. The Company has not yet determined whether an ownership change has occurred.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. VALUATION AND QUALIFYING ACCOUNTS

                                                      BALANCE AT
                                                      BEGINNING    ADDITIONS                   BALANCE
                                                          OF       CHARGED TO   DEDUCTIONS/   AT END OF
                                                        PERIOD      EXPENSES    WRITE-OFFS     PERIOD
                                                      ----------   ----------   -----------   ---------
For the year ended December 31, 1997:
Allowance for doubtful accounts.....................     $ --         $ --          $ --        $ --
                                                         ====         ====          ====        ====
For the year ended December 31, 1998:
Allowance for doubtful accounts.....................     $ --         $  4          $ --        $  4
                                                         ====         ====          ====        ====
For the year ended December 31, 1999:
Allowance for doubtful accounts.....................     $  4         $165          $(83)       $ 86
                                                         ====         ====          ====        ====

8. SUBSEQUENT EVENTS--UNAUDITED

STRATEGIC AGREEMENTS

    In January 2000, the Company entered into an agreement with CitySearch which expires in December 2001. The Company will be the exclusive online one-hour delivery service advertised on CitySearch web sites in all cities where both the Company and CitySearch operate. The Company issued a warrant to purchase 2,699,145 shares of Series F preferred stock at an exercise price of $7.55 per share to CitySearch in connection with this agreement.

    In February 2000, the Company entered into a five-year strategic agreement with Starbucks Corporation ("Starbucks") to place a drop box in each Starbucks store located in the Company's current and future markets to collect items returned by the Company's customers. The agreement also provides for exclusive joint marketing and promotional activities, such as the placement of the Company brand on Starbucks napkins, cups and posters, free product samples for Starbucks customers that register on the Company's website and links to the Company's web site from the Starbucks web site. In addition, the Company will offer Starbucks products such as coffee by the pound, teas, ice cream and bottled beverages for delivery in under one hour. The Company is committed to making the following cash payments to Starbucks: 2000--$15,000; 2001--$25,000; 2002--$35,000;
2003--$35,000; and 2004--$40,000 in connection with this agreement.

    In March 2000, the Company entered into a supply and delivery agreement with Amazon to deliver books, music and toy products offered on the Amazon.com web site to Amazon customers in our markets in under one hour. The agreement is subject to establishing mutually acceptable customer service standards and acceptable pricing for the delivery service. In addition, Amazon will engage in selected promotional activities to introduce the Company's delivery service to its customer base. The Company issued a warrant to purchase 8,650,000 shares of Series E preferred stock at an exercise price of $5.52 per share to Amazon in connection with this agreement.

    In March 2000, the Company entered into a revenue sharing agreement under which Columbia will provide the Company with a greater number of movie titles, and more of each title than the Company currently obtains, on VHS cassettes and DVDs, at a substantially lower initial cost than the Company would otherwise pay, in exchange for a percentage of the rental revenues generated by those

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. SUBSEQUENT EVENTS--UNAUDITED (CONTINUED) movie titles. The Company issued 1,323,977 shares of Series F preferred stock at $7.55 per share to Columbia in connection with this agreement.

    In March 2000, the Company entered into a revenue sharing agreement with Warner under which Warner will provide the Company with a greater number of movie titles, and more copies of each title than we currently obtain, on VHS cassettes and DVDs, at a substantially lower initial cost than the Company would otherwise pay, in exchange for a percentage of the rental revenues generated by those movie titles. The Company issued 1,323,977 shares of Series F preferred stock at $7.55 per share to Warner in connection with this agreement.

STOCK OPTIONS

    For the period from January 1, 2000 through February 29, 2000, the Company granted stock options to purchase 5,239,125 shares of common stock, respectively, to employees at a weighted-average exercise price of $4.35. The deemed fair value of the Company's common stock ranged from $3.51 to $6.17 per share during such period. For the period from January 1, 2000 through February 29, 2000, the Company recorded deferred compensation of approximately $5,623, in connection with the grant of these options to employees, representing the difference between the deemed fair value of its common stock as of the grant dates and the exercise price of the related options. This amount will be presented as deferred compensation in the financial statements and will be amortized over the four year vesting period. During the period from January 1, 2000 through February 29, 2000, 112,500 options were exercised at a weighted average exercise price of $.21 per share.

9. INITIAL PUBLIC OFFERING AND PRO FORMA BALANCE SHEET--UNAUDITED

    In March 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of its common stock in connection with a proposed IPO.

    If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, each of the then outstanding shares of the Company's convertible preferred stock will automatically convert, on a one-for-one basis, into an aggregate of 66,760,203 shares of common stock.

    The following pro forma balance sheet as of December 31, 1999 gives effect to the following transactions as if such transactions occurred on December 31, 1999:

    - the issuance of 7,338,986 shares of Series E preferred stock at $4.41 per share in January 2000 for net proceeds of $32,350, including $382 of credits against future advertising costs;

    - the issuance of 11,333,250 shares of Series F preferred stock at $7.55 per share during March 2000 for net cash proceeds of $81,640;

    - the issuance of an aggregate of 2,647,954 shares of Series F preferred stock at $7.55 per share during March 2000 in connection with the execution of strategic agreements. The $20,000 value ascribed to the shares will be recorded as a deferred expense;

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. INITIAL PUBLIC OFFERING AND PRO FORMA BALANCE SHEET--UNAUDITED (CONTINUED)
    - the issuance of 1,323,977 shares of Series F preferred stock at $7.55 per share during March 2000 in connection with the Series F financing in exchange for $10,000 of common stock of a publicly traded company;

    - the issuance of a warrant to purchase 8,650,000 shares of Series E preferred stock at an exercise price of $5.52 per share in March 2000 in connection with the execution of a supply and delivery agreement with Amazon.com LLC. The $35,725 value ascribed to the warrant will be recorded as a deferred expense;

    - the issuance of a warrant to purchase 2,699,145 shares of Series F preferred stock, at an exercise price of $7.55 per share in January 2000 in connection with the execution of a strategic agreement. The $3,752 value ascribed to the warrant will be recorded as a deferred expense;

    - the automatic conversion on a one-for-one basis of 1,133,332, 4,998,517, 2,508,500, 15,616,119, 27,198,554 and 15,305,181 shares of Series A,
      Series B, Series C, Series D, Series E and Series F preferred stock, respectively, representing all outstanding shares of convertible preferred stock, into an aggregate of 66,760,203 shares of common stock upon the closing of the proposed IPO.

                                KOZMO.COM, INC.

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. INITIAL PUBLIC OFFERING AND PRO FORMA BALANCE SHEET--UNAUDITED (CONTINUED)
                            PRO FORMA BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               HISTORICAL     PRO FORMA
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1999
                                                              ------------   ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 88,867       $202,475
  Accounts receivable.......................................         550            550
  Product inventory.........................................       2,741          2,741
  Marketable securities.....................................          --         10,000
  Prepaid expenses and other assets.........................         505            505
                                                                --------       --------
      Total current assets..................................      92,663        216,271
Deferred expense............................................          --         59,476
Rental product inventory....................................       2,269          2,269
Property and equipment, net.................................       7,019          7,019
Security deposits and other assets..........................       1,047          1,047
                                                                --------       --------
      Total assets..........................................    $102,998       $286,082
                                                                ========       ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  7,314       $  7,314
  Accrued expenses..........................................       6,763          6,763
  Other liabilities.........................................         208            208
                                                                --------       --------
      Total current liabilities.............................      14,285         14,285

Other liabilities...........................................         173            173

Stockholders' equity:
  Series A convertible preferred stock......................          11             --
  Series B convertible preferred stock......................          50             --
  Series C convertible preferred stock......................          25             --
  Series D convertible preferred stock......................         156             --
  Series E convertible preferred stock......................         199             --
  Common stock $.001 par value; 90,918,897 shares
    authorized; 10,400,000 shares issued and outstanding
    historical; 77,160,203 issued and outstanding pro
    forma...................................................          10             77
  Additional paid-in capital................................     118,150        301,990
  Contribution receivable...................................        (158)          (540)
  Deferred compensation.....................................      (2,602)        (2,602)
  Accumulated deficit.......................................     (27,301)       (27,301)
                                                                --------       --------
      Total stockholders' equity............................      88,540        271,624
                                                                --------       --------
      Total liabilities and stockholders' equity............    $102,998       $286,082
                                                                ========       ========

     [SEVERAL PHOTOS OF KOZMO'S WEBSITE AND OPERATIONS, INCLUDING OUR SPLASH
       PAGE, SEARCH RESULTS, PRODUCT CATEGORIES AND ONE OF OUR WAREHOUSES.]

                                  [KOZMO LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Company. All amounts are estimates, other than the registration fee and the NASD fee.

Registration fee............................................  $39,600
NASD fee....................................................   15,500
Nasdaq National Market application and listing fee..........     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Printing and engraving......................................     *
Transfer Agent fees and expenses............................     *
Blue sky fees and expenses..................................     *
Miscellaneous expenses......................................     *
                                                              -------
  Total.....................................................  $  *
                                                              =======

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law, as amended ("DGCL") amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Kozmo) by reason of the fact that the person is or was a director, officer, agent or employee of the Kozmo or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Kozmo, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Kozmo as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to Kozmo, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    At the time of the closing of the offering, our Amended and Restated Certificate of Incorporation will include a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to Kozmo or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.

    Our Amended and Restated Bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

    - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will not be exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since its inception, Kozmo has issued and sold the following securities:

    In November 1997, we issued 1,133,332 shares of Series A mandatorily redeemable convertible preferred stock at a price of $0.21 per share to a group of accredited investors for an aggregate purchase price of $238,000.

    In December 1998 and January 1999, the Company issued 3,206,707 shares and 1,791,810 shares of Series B mandatorily redeemable convertible preferred stock at $.21 per share for an aggregate purchase price of $1,050,000, to a group of accredited investors.

    In April 1999, we issued 2,508,500 shares of Series C mandatorily redeemable convertible preferred stock at a price of $1.11 per share to a group of accredited investors for an aggregate purchase price of $2,787,000.

    In October 1999, we issued 15,616,119 shares of Series D mandatorily redeemable convertible preferred stock at a price of $1.80 per share to a group of accredited investors. 15,277,785 shares were sold for $27,500,000 in cash, 277,778 shares of Series D shares were issued in exchange for $500 of credits against future advertising and 60,556 shares were issued in consideration of legal services performed in conjunction with the private placement.

    In December 1999 and January 2000, we issued an aggregate of 27,198,554 shares of Series E convertible preferred stock at a price of $4.41 per share to a group of accredited investors for an aggregate purchase price of $120,000,000. Of the total Series E shares 34,067 shares were issued in consideration of legal fees of $150,000 and 86,509 shares were issued in exchange for $381,678 of credits against future advertising. In connection with this issuance, we paid $3,567,000 as a placement fee to Thomas Weisel Partners LLP.

    In March 2000, we issued 15,305,181 shares of Series F convertible preferred stock at a price of $7.55 per share to a group of accredited investors for an aggregate purchase price of $81,640. In connection with this issuance we paid $3,960,000 as a placement fee to Thomas Weisel Partners LLP.

    In August 1999, we granted a 10-year fully vested warrant to purchase an aggregate of 50,000 shares of common stock, at an exercise price of $.001 per share, to a consultant. On September 23, 1999, this warrant was exercised.

    In September 1999, we granted a 10-year fully vested warrant to purchase an aggregate of 50,000 shares of common stock, at an exercise price of $.001 per share, to a consultant.

    In December 1999, in connection with the Series E convertible preferred stock offering, we granted fully vested warrants to purchase 3,717,860 and 3,692,140 shares of Series E convertible preferred stock to Amazon.com at exercise prices of $4.41 and $5.52 per share, respectively.

    In December 1999, in connection with the Series E convertible preferred stock offering, we granted a fully vested warrant to purchase 795,612 shares of Series E convertible preferred stock to the placement agent at an exercise price of $4.41 per share.

    In January 2000, we granted a fully vested warrant to purchase 22,676 shares of Series E convertible preferred stock to the lessor of our corporate office at an exercise price per share of $4.41 in exchange for rental space.

    In March 2000, we granted a fully vested warrant to purchase 2,699,145 shares of Series F convertible preferred stock, in connection with a service, licensing and distribution agreement with Ticketmaster Online-CitySearch, Inc., at an exercise price per share of $7.55.

    In March 2000, we granted a 10-year fully vested warrant to purchase 8,650,000 shares of Series E convertible preferred stock to Amazon.com at an exercise price of $5.52 per share.

    In March 2000, we granted a fully vested warrant to purchase 13,240 shares of common stock to an accredited investor at an exercise price of $7.55 per share.

    As of February 29, 2000, an aggregate of 112,500 shares of common stock had been issued upon the exercise of stock options and an aggregate of 13,052,321 shares of common stock were issuable upon exercise of outstanding options under our stock plans.

    The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 8 above were deemed exempt from registration under the Securities Act in reliance upon Rule 701 under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions.

ITEM 16. EXHIBITS.

(A) EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION
       ------           -----------
          1.1*          Form of Underwriting Agreement

          3.1           Amended and Restated Certificate of Incorporation of
                        Kozmo.com, Inc.

          3.2           A&R By-Laws

          4.1           Registration Rights Agreement

          4.2*          Form of Common Stock Certificate

          5.1*          Opinion of Shearman & Sterling, including consent

         10.1*          Strategic Agreement between Starbucks Corporation and
                        Kozmo.com, Inc. dated February 12, 2000

         10.2*          Supply and Delivery Agreement between Amazon.com LLC and
                        Kozmo.com, Inc. dated March 13, 2000

         10.3* Right of use agreement between Warner Home Video and Kozmo.com, Inc. dated February 28, 2000

         10.4*          Letter agreement between Columbia TriStar Home Video, Inc.
                        and Kozmo.com, Inc. dated March 10, 2000

         10.5           Employment Agreement with Joseph Park dated October 4, 1999

         10.6           Employment Agreement with Yong Kang dated October 4, 1999

         10.7           Letter Agreement with Gerardo Burdo effective November 1,
                        1999

         10.8           Letter Agreement with Kenneth Trevathan effective
                        November 15, 1999

         10.9           Letter Agreement with Christopher Shimojima effective
                        December 20, 1999

        10.10           Letter Agreement with William Herald effective February 14,
                        2000

        10.11           Kozmo.com, Inc. 1999 Incentive Stock Option Plan

        10.12           Kozmo.com, Inc. 1999 Stock Option Plan

        10.13           Kozmo.com, Inc. 1997 Stock Option Plan

         23.1           Consent of Independent Auditors

         23.2*          Consent of Counsel (Included in Exhibits 5.1)

         24.1           Power of Attorney (see page II-6)

         27.1           Financial Data Schedule

------------------------

*   to be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULE

None

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the 21st day of March, 2000.

                                                       KOZMO.COM, INC.

                                                       By:               /s/ JOSEPH PARK
                                                            -----------------------------------------
                                                            Name: Joseph Park
                                                            Title: Chairman of the Board and Chief
                                                                   Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Yong Kang and Gerardo Burdo his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1939, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
/s/ JOSEPH PARK
-------------------------------------------            Chairman of the Board and         March 21, 2000
Name: Joseph Park                                      Chief Executive Officer

/s/ YONG KANG
-------------------------------------------            President and Director            March 21, 2000
Name: Yong Kang

/s/ GERARDO BURDO
-------------------------------------------            Chief Financial Officer           March 21, 2000
Name: Gerardo Burdo

                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
/s/ HUGH EVANS
-------------------------------------------                       Director               March 21, 2000
Name: Hugh Evans

/s/ ROBERT GREENE
-------------------------------------------                       Director               March 21, 2000
Name: Robert Greene

/s/ SETH GOLDSTEIN
-------------------------------------------                       Director               March 21, 2000
Name: Seth Goldstein

/s/ JERRY GALLAGHER
-------------------------------------------                       Director               March 21, 2000
Name: Jerry Gallagher

/s/ JACK CHEN
-------------------------------------------                       Director               March 21, 2000
Name: Jack Chen

                                    EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
          1.1*          Form of Underwriting Agreement

          3.1           Amended and Restated Certificate of Incorporation of
                        Kozmo.com, Inc.

          3.2           A&R By-Laws

          4.1           Registration Rights Agreement

          4.2*          Form of Common Stock Certificate

          5.1*          Opinion of Shearman & Sterling, including consent

         10.1*          Strategic Agreement between Starbucks Corporation and
                        Kozmo.com, Inc. dated February 12, 2000

         10.2*          Supply and Delivery Agreement between Amazon.com LLC and
                        Kozmo.com, Inc. dated March 13, 2000

         10.3* Right of use agreement between Warner Home Video and Kozmo.com, Inc. dated February 28, 2000

         10.4*          Letter agreement between Columbia TriStar Home Video, Inc.
                        and Kozmo.com, Inc. dated March 10, 2000

         10.5           Employment Agreement with Joseph Park dated October 4, 1999

         10.6           Employment Agreement with Yong Kang dated October 4, 1999

         10.7           Letter Agreement with Gerardo Burdo effective November 1,
                        1999

         10.8           Letter Agreement with Kenneth "Skip" Trevathan effective
                        November 15, 1999

         10.9           Letter Agreement with Christopher Shimojima effective
                        December 20, 1999

        10.10           Letter Agreement with William Herald effective February 14,
                        2000

        10.11           Kozmo.com, Inc. 1999 Incentive Stock Option Plan

        10.12           Kozmo.com, Inc. 1999 Stock Option Plan

        10.13           Kozmo.com, Inc. 1997 Stock Option Plan

         23.1           Consent of Independent Auditors

         23.2*          Consent of Counsel (Included in Exhibits 5.1)

         24.1           Power of Attorney (see page II-6)

         27.1           Financial Data Schedule

------------------------

*   to be filed by amendment.